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                            ID BIOMEDICAL CORPORATION

                          2003 ANNUAL INFORMATION FORM



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                            ID BIOMEDICAL CORPORATION

                             ANNUAL INFORMATION FORM
                                  FOR THE YEAR
                             ENDED DECEMBER 31, 2003














                           Dated as of April 22, 2004


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                                TABLE OF CONTENTS

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THE COMPANY..............................................................................................4

BUSINESS OF ID BIOMEDICAL - GENERAL......................................................................4

SUBUNIT VACCINES.........................................................................................5
   Development Programs..................................................................................6
   Business Strategy....................................................................................17
   Clinical and Regulatory Requirements.................................................................17
   Competition..........................................................................................20
   Marketing and Distribution...........................................................................21
   License and Acquisition Agreements...................................................................21
   Technology Partnership Canada Agreeement ............................................................23
   Patent Protection....................................................................................24

GENE-BASED TESTING......................................................................................25
   Cycling Probe(TM) Technology - Gene Detection Platform...............................................25
   Product Development Program..........................................................................25
   Business Strategy....................................................................................25
   Regulatory Requirements..............................................................................26
   Competition to Velogene MRSA and VRE Tests...........................................................26
   Marketing and Distribution...........................................................................27
   License and Acquisition Agreements...................................................................27
   Patents and Other Intellectual Property..............................................................28
   Legal Proceedings....................................................................................28

RECENT EVENTS...........................................................................................29

FACILITIES AND HUMAN  RESOURCES.........................................................................30

AUDITORS, TRANSFER AGENT AND REGISTRAR..................................................................31

DESCRIPTION OF SHARE CAPITAL............................................................................31

MARKET FOR SECURITIES  .................................................................................32

DIRECTORS AND OFFICERS..................................................................................32

COMMITTEES OF THE BOARD OF DIRECTORS....................................................................35

RISK FACTORS............................................................................................38

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS..........................................................48

DIVIDEND POLICY.........................................................................................48

OFF BALANCE SHEET TRANSACTIONS AND CONTRACTUAL COMMITMENTS..............................................48

INTERNAL CONTROLS - REPORT FROM MANAGEMENT..............................................................48

CODE OF ETHICS..........................................................................................48

CRITICAL ACCOUNT ESTIMATES..............................................................................49

ADDITIONAL INFORMATION..................................................................................49

CAUTION REGARDING FORWARD-LOOKING STATEMENTS............................................................49

GLOSSARY OF TECHNICAL TERMS.............................................................................52
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                                   THE COMPANY

ID Biomedical Corporation (IDB) was incorporated under the COMPANY ACT (British Columbia) on March 4, 1991. IDB has three wholly owned subsidiaries: ID Biomedical Corporation of Washington (IDBW), ID Biomedical Corporation of Quebec
(IDBQ), and ID Biomedical Corporation of Maryland (IDBM). References herein to the "Company" may refer individually or collectively to ID Biomedical Corporation, IDBW, IDBQ and/or IDBM.


IDBW was incorporated under the laws of the State of Delaware on March 9, 1993 under the name of ID Vaccine Corporation. ID Vaccine Corporation changed its name to ID Biomedical Corporation of Washington on December 29, 2000. The primary focus of IDBW is the development of StreptAvax(TM) vaccine, the Company's vaccine against group A streptococcus; the management of the Company's Good Manufacturing Practices (GMP) pilot manufacturing facility; the production of the plague vaccine antigen; and the development of the various technologies and core competencies required to produce recombinant proteins used in subunit vaccines. On August 20, 2003, IDBW executed an amendment to the licensing agreement with the University of Tennessee Research Foundation (formally known as University of Tennessee Research Corporation) (UTRF) under which UTRF agreed to return 408,163 shares of IDBW common stock and IDBW agreed to pay UTRF US$250,000 cash and provide UTRF US$250,000 worth of common stock of the Company. As a result, IDB holds 100% of the outstanding voting securities of IDBW.


In May 2001, IDB acquired Montreal, Quebec based IDBQ and its Baltimore, Maryland subsidiary IDBM (see "Subunit Vaccines - License and Acquisition Agreements").


IDBQ was incorporated under the CANADA BUSINESS CORPORATIONS ACT on June 13, 1991 under the name of Dialab Consultants en Services Diagnostiques Inc. and, on July 18, 1997, changed its name to Intellivax International, Inc. Intellivax International, Inc. subsequently changed its name to ID Biomedical Corporation of Quebec on April 15, 2002. The primary focus of IDBQ is the development of the Company's FluINsure(TM) intranasal influenza vaccine; the development of the Proteosome(TM) protein adjuvant/delivery technology; and the preclinical development of respiratory vaccines based on the Proteosome protein platform technology. IDB holds 100% of the outstanding voting securities of IDBQ.


IDBM was incorporated under the laws of the State of Maryland on May 11, 1995 under the name of Intellivax, Inc. and subsequently changed its name to ID Biomedical Corporation of Maryland on July 12, 2002. The primary focus of IDBM is managing the Company's clinical and regulatory affairs. IDBQ holds 100% of the outstanding voting securities of IDBM.


Unless otherwise noted, all financial references in this Annual Information Form are in Canadian dollars.


                       BUSINESS OF ID BIOMEDICAL - GENERAL

IDB is a biotechnology company focused on the development of proprietary subunit vaccines including those based on its Proteosome(TM) protein intranasal adjuvant/delivery technology.


IDB is developing subunit vaccines for the prevention of a number of different diseases. Subunit vaccines differ from traditional vaccines in that they consist of proteins or other components of the organism rather than the whole, live organism. The Company's product candidates in clinical development are:

     StreptAvax(TM) vaccine, a multivalent subunit vaccine against group A streptococcus. A prototype formulation of this vaccine has been tested in human clinical trials in the United States in collaboration with the University of Tennessee and the United States National Institutes of Health, and a more advanced formulation is currently being tested in human clinical trials with Dalhousie University in Canada; and

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     FluINsure(TM) vaccine, an intranasally delivered subunit influenza (flu)
     vaccine, which has been tested in a Phase I Clinical Trial at the University of Rochester, in two Phase II Clinical Trials in Canada, in Phase II challenge trials in the United Kingdom, and is currently being tested in a 1349 person field efficacy trial in Canada.


The Company also has pre-clinical research programs that include the possible development of an allergy vaccine, a vaccine against respiratory Syncitial virus
(RSV) and vaccines against biological warfare agents. All of the Company's pre-clinical research programs are based on a potential platform vaccine technology for the intranasal delivery of vaccine antigens. This proprietary platform is trademarked Proteosome(TM) technology (see "Subunit Vaccines - Development Programs").


In addition to IDB's main business, the Company also owns and licenses rights to a proprietary genomics analysis system, Cycling Probe(TM) Technology (CPT). The Company has licensed CPT and its patents in signal amplification to other parties in the genomics and diagnostic industry for further product and technology development. Currently, the Company has licensing arrangements in place with Applied Biosystems Group, Mitsubishi Chemical Corporation, Apogent Inc., and Takara Biomedical Group (See "Gene Based Testing License and Acquisition Agreements").


                                SUBUNIT VACCINES


Vaccination has long been recognized as one of the most cost-effective forms of disease control. The market for vaccines has been steadily growing over the last several years. Worldwide, the estimated market has grown from about US$1.6 billion in 1990 to approximately US$6.5 billion in 2001, or about 15% annually over that time. With high barriers to entry, complex development requirements and difficult manufacturing issues, many of the current vaccine market segments are protected. As a result, the industry is dominated by only four companies:
Aventis Pasteur, GlaxoSmithKline, Merck, and Wyeth (formerly American Home Products). In order to make inroads in this industry, companies must rely on new technologies and innovative vaccine design strategies.


IDB established its subsidiary, IDBW, in March 1993 to develop and commercialize subunit vaccines (protein or peptide-based) for the prevention and treatment of human infectious diseases. Vaccines have historically been made from live organisms that have been altered to reduce their virulence. Subunit vaccines differ from traditional vaccines in that subunit vaccines consist only of proteins or other components of the organism rather than the whole, live organism that can cause disease. The Company believes that subunit vaccines can provide long-lasting protection from disease in a safe, cost-effective manner.


The Company believes there are several possible advantages to subunit vaccine technology compared to vaccines made from whole organisms:

o subunit vaccines selectively boost immune responses to the molecules most relevant to protective immunity, which may induce a higher level of immune protection than a vaccine based on a whole altered organism;

o subunit vaccines contain only one or a few molecules or molecular fragments, which causes lower risk of toxicity than whole bacterial vaccines that contain thousands of different molecular species;

o subunit vaccines can be closely monitored for quality standards due to the homogenous nature of the subunit or fragment; and

o subunit vaccines are not expected to cause the spread of the disease to other parts of the body in people with compromised immune systems.


The Company is also working to develop mucosal delivery of subunit vaccines by nasal spray. The focus of these activities is a proprietary platform vaccine delivery and adjuvant technology, trademarked Proteosome(TM) technology, for the nasal delivery of subunit vaccines.

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The Company believes there are several potential benefits of Proteosome technology-based vaccines, including:

o        ease of administration - a needle-free vaccine delivery system;

o increased immune response by generating antibodies both systemically in the blood, as well as in the mucosal systems; and

o enhanced stability due to the Proteosome technology being stable at refrigerated temperatures and the potential to be room-temperature stable.


The Company's strategy in this business segment is to develop vaccines for diseases associated with potentially significant market opportunities or those that will readily allow the Company to demonstrate the benefits of the Proteosome technology. The Company seeks to work with leading collaborators who have either proof-of-principle and proprietary technology that the Company can access through technology licensing agreements, or who can otherwise assist the Company in preclinical development and/or clinical testing of the Company's vaccine candidates. In addition, the Company intends to seek strategic alliances with senior vaccine or biopharmaceutical companies to complete clinical testing, obtain regulatory approvals, and to manufacture, distribute and sell its products on a worldwide basis. For certain geographic regions, such as North America, the Company may elect to complete some or all of these development and commercialization activities.


                              DEVELOPMENT PROGRAMS


The Company's product candidates currently in clinical development are: the group A streptococcal StreptAvax(TM) vaccine and the intranasally delivered subunit influenza FluINsure(TM) vaccine. The Company's preclinical or research vaccine programs target primarily respiratory diseases and biological warfare agents and are based upon the platform Proteosome(TM) adjuvant/delivery technology for subunit vaccines. In addition, the Company has developed proprietary technologies and core competencies in subunit vaccine development. These technologies include ID CX5, a proprietary protein expression system to clone and express recombinant proteins in highly efficient yields.


GROUP A STREPTOCOCCUS (GrAS) STREPTAVAX(TM) VACCINE


GrAS is a major public health problem throughout the world. Approximately 25 to 35 million physician office visits for suspected pharyngitis, or strep throat, occur each year in the United States alone. Although laboratory tests subsequently establish that only 30% of these cases result from GrAS infection, the majority of patients receive broad-spectrum antibiotics. The high disease incidence and current clinical practice result in both significant health care costs and the overuse of antibiotics results in the evolution of antibiotic resistance. GrAS also causes a variety of other human diseases and conditions ranging from impetigo (a skin infection), necrotizing fasciitis, or flesh eating disease, toxic shock syndrome, pyoderma (boils and abscesses), scarlet fever, pneumonia and acute rheumatic fever.


There are thought to be over 115 different serotypes of GrAS, each with its own specific M protein. The M protein is a cell surface molecule that is the major virulence factor of GrAS. The Company developed a prototype GrAS vaccine that was designed to cover six of the serotypes that have been associated with rheumatic fever, invasive disease and strep throat. After the phase I demonstration of safety with the protoype, the Company developed a vaccine candidate covering 26 different GrAS serotypes and this vaccine candidate is currently in Phase II clinical development.


Work on the prototype GrAS vaccine was conducted with IDBW's collaborator at the University of Tennessee. Together with its collaborator, IDBW has been able to show that the prototypic GrAS vaccine formulated for human use produced a functional antibody response in animal models. This testing also indicated that no toxicity was associated with the vaccine. Additional pre-clinical studies showed that the antibodies that were produced by the vaccine did not bind to a variety of human tissues, including heart or

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kidney tissue. These studies are significant due to safety concerns that resulted from clinical testing of GrAS vaccines in the 1960s and 1970s. These concerns arose due to the potential of the M protein to cause the production of antibodies that cross-react with human tissues, especially heart tissue. Because of these safety concerns, the FDA passed a regulation (21 C.F.R. 610.19) prohibiting the marketing in the United States of products containing GrAS when the US standard of potency is not known. The Company believes its GrAS vaccine, which is based on the variable region of the M protein, will be exempt from or overcome these regulations, if it is proven safe and effective through the various stages of human testing (see "Subunit Vaccines - Clinical and Regulatory Requirements"). There can be no assurance, however, that the Company will receive this exemption or ultimately overcome this regulation in order to be able to market the GrAS vaccine in the United States or elsewhere (see "Risk Factors").


In October 1997, IDBW entered into an agreement with the United States National Institutes of Health (NIH) to collaborate on the human testing of the prototype GrAS vaccine. Under the agreement, IDBW manufactured and supplied the prototype GrAS vaccine to the NIH's National Institute of Allergy and Infectious Diseases (NIAID) for initial safety testing in humans. The NIH paid for the Phase I Clinical Trial expenses and IDBW assumed responsibility for product liability and agreed to pay for any medical care required as a result of any volunteer's participation in the clinical trial. On May 6, 1999, NIAID filed an Investigational New Drug (IND) application with the FDA. On June 9, 1999 the IND was approved, and the NIAID began Phase I human safety trials at its Vaccine and Treatment Evaluation Units (under contract with the University of Maryland) on October 6, 1999. The vaccine for this Phase I Clinical Trial was produced under what the Company believes to be Good Manufacturing Practices (GMP) by IDBW at its facilities in Bothell, Washington. Subsequent to the production of this prototype vaccine, in 2001, the Company built a pilot scale GMP manufacturing and clean room facility at IDBW facilities.


On February 9, 2000, the Company announced that the prototype vaccine was safe and well tolerated by all volunteers who received the lowest (50 microgram or "ug") dose of the vaccine. In 2001, testing of the prototype vaccine was completed at a dose of 100 ug in healthy adult volunteers with no safety or toxicity concerns. Testing of the prototype vaccine at the 200 ug level was completed by the NIH in 2002 and again, no safety or toxicity issues were apparent (see "Subunit Vaccines - Clinical and Regulatory Requirements").


In January 2001, the Company announced that it filed an application with the Canadian Health Protection Branch to conduct a Phase I Clinical Trial of a formulation of the GrAS vaccine that was designed to cover 26 different serotypes of GrAS. This 26-valent formulation of the GrAS vaccine has been trademarked StreptAvax(TM) vaccine. The StreptAvax(TM) vaccine is not based on the Proteosome technology but has been formulated as an injectable vaccine with the FDA-approved (off-patent) adjuvant, Aluminium hydroxide, also known as "Alum."


In March 2001, the Company was granted permission by the Therapeutic Products Program of Health Canada to conduct a Phase I Clinical Trial of the StreptAvax(TM) vaccine. In July 2001, the Company started the trial with the first group of healthy adult volunteers enrolling and receiving their first vaccination of the StreptAvax(TM) vaccine. The Company announced in March 2002 that an analysis of data from the Phase I Clinical Trial showed that the desired immune response endpoints of the trial had been achieved and that no safety concerns were apparent. Long-term follow up of the volunteers over a 12 month period from the time that each person received his/her final immunization confirmed that there were no apparent safety concerns beyond those injection site observations typical of an Alum-adjuvanted vaccine product. While completing the long-term safety follow up of the Phase I trial, the Company submitted an application in March 2002 and was granted permission in April 2002 to conduct a Phase II Clinical Trial. The protocol for the Phase II Clinical Trial calls for testing the vaccine in both healthy adults as well as children. Enrollment of the first portion of the adult subjects was initiated in June 2002. Upon achieving positive results, the Company proceeded to examine the safety and immune response of the vaccine in the second cohort of adults. The Company expects the testing in adults to be conducted throughout 2003 and into 2004. With positive results, testing in children could begin in 2004/2005. To date the immune responses evaluated in the phase II setting are similar to those observed in the phase I study.

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There can be no assurances, however, that the original protocol as filed will be maintained since all results of the Phase I and the adult portion of the Phase II testing will have an effect on the ultimate design of additional testing by the Company. Further, even if approved by Health Canada, each clinical site may have its own regulations or practices that will affect when a particular site may be able to enroll volunteers for a study in children.

The Company believes that the greater number of serotypes in the StreptAvax(TM) vaccine (26) over the prototype vaccine (6) will allow the Company to meet its overall objective of developing a GrAS vaccine that potentially covers the majority of serotypes believed to be important in the epidemiology of human disease associated with GrAS. However, it is not currently known how many serotypes, however, must be covered to significantly reduce GrAS disease. A database of GrAS serotypes historically collected and maintained by the US Centers for Disease Control (CDC) suggests that some serotypes are much more common than others, and that it may be possible to design a multivalent GrAS vaccine that covers a significant portion of disease causing serotypes in the United States with far fewer M proteins than are in circulation (some of which may not be currently responsible for causing any, or very little, disease). In addition to the serotype data available from the CDC, the Company sponsored an epidemiology study by Dr. Stan Shulman of Northwestern University Medical School and Children's Memorial Hospital, to collect and study GrAS serotypes from various regions of the United States from 2000 through 2003 calendar years. In this study, Dr. Shulman received approximately 100 serotypes each from contracted physicians treating suspected GrAS pharyngitis in 10 different geographical regions throughout the US (for a total of approximately 1000 samples in each year of the study). At an October 2001 meeting of the Infectious Disease Society of America, Dr. Shulman presented data from this study completed up until then showing that a majority of GrAS-related disease from the isolates collected was caused by a minority of known GrAS serotypes. Predicted coverage of the 26 valent StreptAvax(TM) vaccine to pharyngitis and other GrAS-related diseases in the US, based upon the data generated by Dr. Shulman, was above 86%. The Company contracted with Dr. Shulman for a continuation of this study, with additional samples and epidemiological analysis completed in 2003. The data from this continuation did not materially differ from previously collected data. The expanded study included the addition of at least 2 collection centers in Canada. Due to the success of these studies, the US National Institutes of Health has agreed to fund Dr. Shulman's efforts relative to the US epidemiology of GrAS disease.

Although there can be no assurances that the pattern of circulating GrAS serotypes will remain the same in the future or that this study or future studies will accurately predict the actual prevalence of circulating GrAS serotypes in North America, or further that this will translate to GrAS disease in other parts of the world, the Company believes the study was designed appropriately and that the results support the feasibility of a multivalent GrAS vaccine, such as the StreptAvax(TM) vaccine. It should be noted that there are other multivalent vaccines to protect against different bacteria that have been successfully commercialized and have been effective in reducing disease burden, even though they cover only a minority of possible serotypes or strains of the targeted bacteria. Prevnar(R), the recently introduced vaccine to protect against pneumococcal disease in children, is one such example.


PROTEOSOME(TM) TECHNOLOGY


The Company's proprietary Proteosome vaccine platform technology potentially serves as both a vaccine adjuvant (stimulant of immune responses) and mucosal delivery system that may enhance a vaccine's effectiveness and/or ease of use. Proteosome proteins are purified from bacterial outer membranes of NEISSERIA MENINGITIDIS and then combined with selected antigens (portions of target microorganisms important in developing an immune response in the body) to create Proteosome vaccines. When administered to the nasal mucosal via nasal spray, Proteosome vaccines have been shown in animal studies and in Phase I and Phase II human clinical trials to have the potential to stimulate a more comprehensive immunity profile (eliciting potentially both serum and mucosal antibodies) than traditional injectable vaccines that stimulate only serum antibodies.


This dual serum and mucosal response is due to the ability of Proteosome vaccines to elicit immune responses in mucosal secretions as well as in the blood, whereas injectable vaccines do not efficiently induce mucosal immune responses. The Company believes this enhanced immune response or adjuvant


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property results from certain components of the protein-based Proteosome particle structures, including small amounts of lipopolysacharides. Mucosal immune responses are potentially important because they are uniquely designed to protect the body against invading bacteria, viruses and toxins before these pathogens ever reach the internal organs. In contrast, systemic responses in the blood begin to take effect only after infections have entered the body. Therefore, mucosal immunity may be considered a "front line" of immune defense, possibly stopping pathogens at mucosal surfaces. This gives mucosal vaccines a potential advantage over traditional injectable vaccines, since the pathway of entry of most infectious diseases is via mucosal surfaces. In addition, mucosal vaccines provide the added convenience of ease of administration over injectable vaccines (nasal spray vs. needle injection).


In addition to the potential of increased immune responses, other potential advantages of intranasal vaccines based on the Proteosome technology include: needle-free administration - which could lead to increased compliance and, in the future, the potential for self-administration; safety - Proteosome particles are designed to work with subunits (proteins or peptides) of infectious agents that reduce safety concerns that are related to live vaccines; and stability - Proteosome vaccines exhibit improved storage temperature profiles compared to the same antigens when not complexed with Proteosome particles.


Although by definition adding an additional substance to a vaccine antigen may increase production costs of the end product, Proteosome components have been shown in our pilot GMP facility to be relatively inexpensive to manufacture. The materials used and the simple and efficient design of the manufacturing process should allow for cost-effective production, although the initial costs of constructing and equipping a GMP facility for large-scale commercial manufacturing of Proteosome proteins are likely to be substantial. The actual per dose costs of Proteosome proteins will depend on the amortization of such a plant and the equipment used in the facility, as well as the associated costs of quality assurance, quality control, and the other direct and indirect costs of manufacturing. Further, there can be no assurance that the scale-up of the process will continue to be successful or economically efficient.


Currently, the Company is pursuing the following vaccine research and development programs that involve Proteosome vaccines:


INFLUENZA VACCINE


According to a variety of different estimates, influenza (flu) accounts for approximately $5 billion in direct medical costs and about $12 billion in lost productivity of infected workers each year. According to the World Health Organization (WHO), influenza afflicts 70 - 150 million people and accounts for 125,000 deaths in North America and Europe annually. Relative to healthy adults, the mortality rate of flu is substantially higher for people over 65 years of age and for those with chronic illnesses. In addition, the burden of disease due to influenza in infants and pre-school age children is increasingly being recognized.


Because the influenza virus changes form over time (a phenomenon called "antigenic drift"), the WHO issues an annual recommendation in February regarding which influenza viruses are likely to infect the population in the coming year, and thus should be represented in the vaccine. In the United States, the US Centers for Disease Control and Center for Biologics Evaluation and Research of FDA hold a joint meeting in late February to discuss the WHO recommendations, evaluate their own data, and select influenza vaccine strains for US manufacturers. In both the WHO and US recommendations (which are generally identical), the three strains that are most likely to cause influenza for the upcoming season are included in the flu vaccine for that particular year. Current vaccines have been shown to provide 70-90% protection against influenza infection in people under the age of 65. The CDC recommends influenza vaccines for elderly and high-risk individuals, and recently extended its recommendation to include those 50 and older. Health Canada recommends influenza vaccination for persons over 64 or with chronic illnesses, but also encourages the vaccine for the general population.

An international network of laboratories monitors the emergence and spread of new epidemic and pandemic strains of influenza. The network was established in 1947 and now includes three WHO Collaborating Centers and approximately 120 WHO National Laboratories. The network's objective is to detect the emergence and spread of antigenic drift variants of influenza. This information is used to signal

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the need to update the strains contained in the influenza vaccine. Additionally,
CDC supports a surveillance program for year-round influenza isolation in six cities in China, where many pandemic and epidemic strains have first appeared.


The manufacture of the influenza vaccine each year requires access to large volumes of the influenza strains identified by the WHO. Vaccine strains tend to grow slowly in the laboratory and are difficult to manufacture on a large scale. To speed up the process, hemagglutinin and neuraminidase from the selected strains are inserted into an egg-adapted form of influenza virus that will grow quickly in the laboratory. Both the selected and the fast-growing viruses are then used to infect embryonated chicken eggs. After multiple replications, the allantoic fluid of the eggs is collected, the virus is concentrated and inactivated and viral proteins are partially purified, isolated and delivered for formulation as vaccine.


The Company's flu vaccine is based on combining egg-derived flu antigens with Proteosome proteins derived from the outer membrane of NEISSERIA MENINGITIDIS. The Proteosome proteins are known to have adjuvant properties and to confer enhanced immunogenicity via mucosal delivery routes. The key, measured influenza antigen complexed to Proteosome proteins in the Company's flu vaccine product is the hemagglutinin protein from the influenza virus. Immune responses against the hemagglutinin protein are known to be associated with protection against influenza infection and include (but are not limited to) the hemagglutination-inhibiting antibodies found in the bloodstream after immunization with an influenza vaccine, as well as antibodies secreted from the mucosal lining of the respiratory tract.


To test the breadth of the technology and to improve future strategic alliance possibilities, the Company has obtained commercial supplies of influenza virus or egg-derived flu vaccines from three different commercial suppliers. The Company has produced a number of development lots based upon the materials received from these different suppliers, and has produced and tested vaccine lots containing the influenza virus strains from at least three different years. As a result, the Company believes the Proteosome technology will be compatible with, and exert its adjuvant effect on, influenza antigen produced by any supplier; and it will be effective from year to year even though as noted above, the influenza antigen composition may change from year to year. There can be no assurances, however, that this success will be transferable to each potential supplier of flu vaccine or in the future from year to year for all three required strains (see "Risk Factors"). In the event the Company is not successful in achieving an adjuvant effect using Proteosome proteins with antigens supplied by one or more particular flu vaccine manufacturers, then this will likely limit the Company's ability to enter into strategic alliances with such manufacturers or commercialize the Proteosome-based flu vaccine. Since the Company does not have the facilities or expertise required to internally produce flu antigen, its relationships with flu vaccine manufacturers are critical to the ultimate success of the Company's intranasal flu vaccine (see "Risk Factors").


In April 2001, the Company announced positive results from the human testing of a subunit, intranasal, prototype influenza (flu) vaccine developed by IDBQ. The prototype vaccine contained a single strain of influenza combined with Proteosome technology. As noted above, all commercial influenza vaccines are targeted against three strains of influenza. The results of the prototype testing showed that, at three different doses, the vaccine was both well tolerated in healthy adult subjects with little prior immunity to the strain of influenza antigen used. Additionally, these subjects developed both mucosal and systemic immune responses after immunization.

In May 2001, the Company initiated expanded human safety and immunogenicity studies of its prototype intranasal flu vaccine including a mixed population of healthy adult volunteers with and without prior immunity to the flu vaccine strain. On October 18, 2001, positive preliminary results from the expanded human testing were announced. The preliminary results showed that both one- and two-dose regimes of the prototype vaccine generated similar immune responses to the targeted strain and the subunit flu vaccine was well tolerated and elicited both mucosal and systemic immune responses.


As a consequence of these successful results, the Company initiated testing of a trivalent (covering three strains) Proteosome-based flu vaccine, trademarked FluINsure(TM) vaccine. This Phase I Clinical Trial was undertaken at the Clinical Trials Research Center (CTRC) at Dalhousie University in Halifax, Nova Scotia. The study protocol was designed to test four different dose regimens of FluINsure(TM) vaccine. In April

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2002, the Company announced that a preliminary analysis of safety and serum immunogenicity data showed that the desired immune response endpoints of the trial had been achieved and there were no safety concerns in the 78 volunteers that received the vaccine. As a result, a Phase II Clinical Trial Application was submitted and a "No Objection" response was granted by the Biologics and Genetic Therapies Directorate of the Heath Products and Foods Branch of Health Canada. In September 2002, enrollment of a total of 99 healthy adult volunteers in two different Phase II Clinical Trials was completed. These Phase II trials were randomized, double-blind and concurrent placebo-controlled studies. On December 3, 2002, positive results from the Phase II clinical trials were confirmed to be consistent with the results of both the prototype monovalent and the trivalent Phase I study. The product was immunogenic via the nasal route. The FluINsure(TM) vaccine continued to exhibit a favorable safety and tolerability profile, with no serious adverse events and only mild and transient nasal stuffiness and/or runny nose being associated with the active vaccine when compared to a placebo nasal spray.


In October 2002, the Company received a favourable response from the Medicines Control Agency of the United Kingdom with regard to its application to conduct a Phase II human "challenge" study of the FluINsure(TM) vaccine. A Clinical Trial Exemption (CTX) was granted, effective as of October 17, 2002, which allowed the Company to pursue its planned Phase II safety, immunogenicity, and challenge study in London, England. In this study, volunteers were vaccinated with either active FluINsure(TM) vaccine or a placebo and then were intentionally exposed to live influenza viruses to determine if immune responses to the FluINsure(TM) vaccine translate into protection against clinical illness.


On November 26, 2002, the human influenza challenge trial began. A total of 75 healthy adult volunteers received the FluINsure(TM) vaccine or a placebo in this randomized, double-blind and concurrent placebo-controlled study. The study subjects were divided into three approximately equal groups, with one group receiving placebo, one group receiving a single-dose regimen of the FluINsure(TM) vaccine, and one group a two-dose regimen of the FluINsure(TM) vaccine. All study subjects were pre-screened to ensure that they did not have protective levels of pre-existing antibodies to the challenge strain prior to being enrolled in the study.


On or about forty days post-immunization (January 03, 2003), study subjects were admitted to an isolation unit for observation. Two days later, those who were free of any confounding symptoms of other viral respiratory infections were challenged intranasally with a strain of the influenza virus. The study subjects were then observed for clinical symptoms, examined daily, and had nose and throat secretion samples taken to detect and quantitate any influenza virus present. The study participants were also measured for their mucosal and systemic antibody responses to the vaccine.


In February 2003, the Company reported positive results from this trial. Influenza-like illness was observed in approximately half of placebo recipients who received the challenge virus, a level consistent with that anticipated. There was a statistically significant trend toward decreased illness in the active vaccine recipients (p = 0.03). Two-dose recipients demonstrated 86% protection against any illness (an overall 71.4% protective efficacy versus placebo) and 100% protection against fever and systemic symptoms. These levels of protection are similar to those observed in this model with other vaccines known to have field efficacy. Protection in the one-dose recipients was less, but several secondary endpoints suggested that disease was ameliorated in this group as well. The data strongly supported the two-dose regimen and were sufficiently encouraging for the Company to pursue further evaluation of the one-dose regimen.


In May 2003, the Company initiated a second challenge study of similar design, but included an additional treatment group that received two doses of vaccine at a reduced dose level. Preliminary results of this study were reported in September of 2003, and complete results were described in November of 2003. Results were consistent with the prior study. The one-dose group showed 75% vaccine efficacy against febrile illness, while both two-dose groups (which were indistinguishable) showed 100% efficacy. Considering both challenge trials together, there was statistically-significant (p is less than 0.05) efficacy of FluINsure against, febrile illness, any systemic illness, any clinical illness associated with laboratory confirmation of influenza virus infection, and febrile illness associated with laboratory confirmation of


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influenza virus infection. The latter endpoint is important, since the regulatory authorities will consider prevention of febrile illnesses with confirmation of virus infection a primary outcome in field efficacy trials.


In October 2003, the Company initiated a field trial that enrolled 1,349 healthy adult subjects at 28 sites in seven Canadian provinces. This randomized, double-blind, placebo-controlled field trial is evaluating one- and two-dose FluINsure regimens for efficacy in reducing influenza illness relative to a placebo. Additionally, the trial is designed to evaluate the performance of a variety of clinical endpoints and diagnostic methods for subsequent use in pivotal trials. Enrollment was completed on November 20, 2003 and subjects are now in follow-up. The efficacy period ended as of April 19, 2004; safety follow-up will continue into the month of May 2004.


PRECLINICAL/RESEARCH PROGRAMS


The Company's preclinical or research vaccine programs primarily target respiratory diseases and biological warfare agents and are based upon the platform Proteosome(TM) adjuvant/delivery technology for subunit vaccines. The Company's preclinical programs are very early in development and there can be no assurances that any vaccine candidates will be successfully developed to the point of human clinical testing (see "Risk Factors"). Further, similar to the situation with our influenza vaccine, in many of these research programs the Company does not control the production of antigens that may be used in any final products that could be developed. There can be no assurances, therefore, that the Company will be successful in obtaining these product supplies or that, once obtained, the potential products will prove successful in combination with the Proteosome technology. Antigen supply may be obtained, for example, by bulk or large quantity purchases or through strategic alliances (see "Risk Factors"). Still further, with the exception of the allergy program, these programs are largely being conducted by collaborators of the Company. The Company assists in design of the research and produces various vaccine formulations, but the ultimate testing of the vaccine candidates and the timing of such testing is often controlled by our collaborators (see "Risk Factors"). The Company's preclinical/research programs are as follows:


RESPIRATORY SYNCITIAL VIRUS (RSV)


RSV is the most common cause of respiratory hospitalizations in infants especially those less than six months of age and is also recognized as a serious cause of hospitalization due to pneumonia in the elderly. RSV disease is seasonal, peaking in late winter or early spring. Infection with RSV causes bronchiolitis, pneumonia and croup in infants and pharyngitis, wheezing and pneumonia in adults.


Although epidemiological information is not as complete as for influenza, it is becoming apparent that RSV may be as important as flu in causing seasonal respiratory illness. The market for RSV vaccines may, therefore, be equivalent or greater than that of the market for influenza vaccines. There is currently no vaccine for RSV, however, a monoclonal antibody-based passive therapy (Synagis(R)) is available commercially for administration to high-risk premature babies born between 20-26 weeks. It is anticipated that world-wide sales for Synagis will reach US$800 million annually for this specific age-group.


The lead vaccines for RSV in development by other companies in the industry are a live-attenuated nasal vaccine similar to the live influenza vaccine. However, the inability to obtain the correct balance between the degree of attenuation and immunogenicity of the candidate live vaccines has hampered the development of this vaccine for infants. Injectable subunit vaccines for RSV are also being developed by certain companies, but these have been targeted initially for the elderly because of previous experience with serious adverse reactions seen in infants given formalin-inactivated injectable RSV vaccines.


The protective antigens for RSV are the F and G proteins, which are membrane proteins similar to the hemagglutinin (HA) of influenza virus that is the protective antigen in the Company's Proteosome-based FluINsure(TM) vaccine. On the basis of our FluINsure(TM) vaccine experience, a nasal Proteosome-based vaccine for RSV offers the advantage of a non-living subunit vaccine given via a non-injectable route that is capable of inducing protective mucosal IgA and serum antibodies. In addition, Proteosome vaccines


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induce type 1 immune responses and are unlikely to be associated with the serious adverse reactions generated by earlier inactivated RSV vaccines that have been correlated with the production of type 2 immune responses.


The Company has initiated two separate collaborations with scientists at McGill University in Montreal, and Dalhousie University in Halifax to evaluate the potential of a Proteosome-based RSV vaccine.


At McGill the approach taken is similar to that for our influenza vaccine in that detergent-split RSV will be prepared containing the protective membrane proteins and formulated with Proteosome-based adjuvants. Unlike influenza or allergy there are no commercially available RSV antigens. To date we have tested several Proteosome-based candidate vaccines that have been immunogenic in mice inducing significant increases in serum IgG and IgA in mucosal fluids. Secreted cytokine patterns in spleen and lung lymphocytes with RSV antigens suggest that the Proteosome-RSV formulations drive the immune response toward a type-1 phenotype. Production of the type 2 cytokine IL-5 is decreased compared to animals that received RSV antigen alone. This is the preferred cytokine profile for avoiding the harmful lung pathology observed with candidate RSV vaccines tested in humans in the 1960's. Concurrently we are also developing processes for preparing large quantities of purified RSV antigen using bioreactors for growing viruses. Studies are in progress to evaluate the immunogenicity of Proteosome-RSV vaccines prepared with these antigen preparations. Most of the work under this collaboration is being funded by a grant to McGill University from the Canadian Institutes for Health Research (CHIR). As an industrial partner under the grant, the Company supplies Proteosome proteins and formulates vaccine candidates for testing.


Scientists at Dalhousie University are evaluating Proteosome-based RSV vaccines prepared with a novel recombinant fragment of the RSV G protein. The G protein contains specific amino acid substitutions that suppress the ability of the protein to prime for deleterious type 2 immune responses. The studies will be performed mouse models of immunogenicity, protection and lung pathology.



MEASLES


Measles is one of the most contagious human diseases. Despite the existence for decades of a live-attenuated measles vaccine, measles is still responsible for over 40 million infections, and approximately 800,000 deaths annually. Many of these deaths occur in developing countries before the age of routine vaccination (9 months of age). The main problem with the currently licensed live measles vaccines is that they cannot protect children less than 6 months of age because of interfering maternal antibodies. In addition, the current live measles vaccines cannot be used in immunocompromised individuals who shed virus for months and can suffer serious adverse reactions. It is widely believed that a subunit vaccine for measles will be required in order for the proposed measles eradication program to be successful. Like RSV, there are currently no licensed subunit vaccines for measles and early development of vaccine candidates was halted when formalin-inactivated measles virus vaccines resulted in `atypical measles' in individuals who were vaccinated and subsequently exposed to live measles virus.


A scientific team at McGill University is evaluating nasal Proteosome-based measles vaccines for their potential as a non-living, safe subunit nasal vaccine for measles. This work is also sponsored under the CHIR grant referenced above. Measles virus antigen containing the protective antigens H and F have been prepared from bioreactor-grown measles virus and various Proteosome-measles vaccines have been generated. When given intranasally to mice these vaccines induced strong antibody responses in the serum and mucosal fluids that have potent virus neutralizing ability. Characteristic of the Proteosome technology the vaccine also elicited a balanced cellular immune responses that were directed away from a potentially deleterious type 2-biased response. A Proteosome-based measles vaccine will be examined for its ability to protect monkeys against live measles infection in collaboration with scientists at the University of Maryland in a project funded by the Bill and Melinda Gates Foundation.


 GROUP A STREPTOCOCCUS


In collaboration with the University of Tennessee, the Company is assessing the feasibility of a nasally delivered vaccine for Group A streptococcus. This project is utilizing the Company's Proteosome-based


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adjuvants and recombinant protein antigens from our injectable 26-valent group A streptococcal StreptAvax(TM) vaccine. Results of this "second-generation" vaccine (to our StreptAvax(TM) vaccine) to date indicate that M-protein-specific antibody responses are produced in mice following nasal immunization. A Proteosome-based hexavalent M protein vaccine prototype delivered via the intranasal route induced serum and salivary antibodies that protected mice from infection with live group A streptococci. T cell proliferative and cytokine assays using cells from lymph nodes and spleens indicated the presence of hexavalent protein-specific T cells and a type-1-weighted, mixed type 1/type 2 cytokine profile. The results suggest that intranasal delivery of adjuvanted multivalent M protein vaccines induces protective antibody responses and may provide an alternative to parenteral vaccination.


BORDETELLA PERTUSSIS


Recognizing that BORDETELLA PERTUSSIS infects via the respiratory route and can cause whooping cough, the Company is collaborating with Dalhousie University to explore the feasibility of a nasal Proteosome-based vaccine for BORDETELLA PERTUSSIS that may be the basis for a new generation of pertussis vaccines capable of inducing protective immune responses in mucosal tissues as well as in the blood. The current commercial vaccine is an injectable acellular vaccine that induces antibody responses against the pertactin, fimbriae and toxin components that correlate to some extent with clinical protection. Immunogenicity studies have been initiated in mice with recombinant filamentous hemagglutinin (FHA), the most important bacterial adherance factor associated with B. PERTUSSIS, formulated with Proteosome-based adjuvants. Proteosome-formulated FHA induced strong anti-FHA responses in serum following intranasal immunization of mice. Live challenge trials of mice with these pertussis bacteria is in progress.


ALLERGY, CANCER AND AUTOIMMUNE AND NEURODEGENERATIVE DISEASES


Vaccines have traditionally been given prophylactically to prevent disease caused by infectious agents. Initially adjuvants were included in vaccine preparations to enhance the magnitude of the immune response to vaccine antigens. It was subsequently discovered that adjuvants also modulate the quality of the immune response for example, by altering the types of cytokines produced by immune cells in response to the antigen. This together with our increased understanding of immunology has led to the possibility of using vaccines to treat chronic diseases such as persistent viral infections, cancer, autoimmune disease and allergy. The so-called `therapeutic vaccines' that alter immune responses by immune deviation are poised to represent the next major growth area in vaccines and as indicated below the potential market for therapeutic vaccines is considerable and comparable to that for prescription drugs.


In the process of the Company's pre-clinical research we discovered that Proteosome-based adjuvants have potent immunomodulatory activity. For instance, antigens that alone normally induce "type 2" immune responses (induction of IL-5 and IgG1) can be converted into inducers of "type 1" immune responses when formulated with Proteosome-based adjuvants. These properties led the Company to initiate in-house and collaborative projects to examine Proteosome adjuvants as components of therapeutic vaccines for allergy and cancer - diseases where type 1 immune responses appear to be associated with successful therapy. The Company's adjuvant and delivery technologies have also been screened in animal models for cancer, autoimmunity and neurodegenerative disorders in collaboration with external academic institutions.


ALLERGY


Currently, allergies are treated in two ways. If allergic persons are symptomatic they are commonly treated with anti-inflammatory drugs or anti-histamines. Additionally, people suffering from allergies to pollen such as hay fever, or allergies to cat dander or house dust, can be treated with desensitizing injections, which require many weeks of immunotherapy injections followed by monthly injections for up to three years. Lack of patient acceptance of such repetitive injections frequently impedes widespread use of this type of immunotherapy.


The Company's goal is to develop Proteosome-based therapeutic vaccines that control allergies against the major allergens delivered by a nasal spray rather than by injections. Furthermore, using Proteosome-based technology to rapidly induce therapeutic and protective types of immunity rather than allergic responses


                                      -14-

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may shorten the course of treatment required for effective immunotherapy.


The first demonstration of the potential platform in allergy used birch tree pollen, which causes hay fever. In our murine model system we have demonstrated that the pro-allergic type 2 immune response (high IL-5) induced by the commercial birch pollen extract can be converted to a potentially protective non-allergic type 1 immune response characterized by the production of interferon gamma (IFN-(gamma)). This type of immune response is produced and maintained even in animals that are already allergic to birch pollen allergen. Following intradermal challenge of these mice with birch pollen allergen the skin test reaction was suppressed by more than 50%. We have extended this work to demonstrate that the same Proteosome birch pollen vaccines can protect allergic mice against airway hyperresponsiveness in a mouse model of allergic asthma. These results suggest that Proteosome-formulated allergens may be potential therapeutic vaccines for allergic rhinitis and allergic asthma.

CANCER


Collaborative studies performed with the University of Pittsburgh demonstrated that mice treated intranasally with Proteosome-adjuvanted tumor-associated antigen MUC-1 induced interferon gamma secreting cells and antigen-specific antibodies in serum. However, despite these strong cellular and serum responses the mice were not significantly protected against tumor challenge in this model.


AUTOIMMUNE AND NEURODEGENERATIVE DISEASES


The Company is collaborating with a group at the Center for Neurologic Diseases, Brigham and Women's Hospital, Harvard University to assess the potential of the Company's Proteosome- and emulsome-based adjuvants to prevent and treat various autoimmune diseases including Type 1 diabetes, multiple sclerosis (MS), rheumatoid arthritis (RA), and atherosclerosis in addition to neurodegenerative disorders such as Alzheimer's disease in animal models. The initial goal is to screen the Company's adjuvants with self antigens implicated as the immune targets for the disease for their ability to alter the immune response to the antigen in mice. The experiments will evaluate the formulations given via the nasal and oral routes. Subsequent studies will examine the ability of selected formulations to prevent disease in the appropriate animal models. Particular attention will be placed on adjuvant/antigen formulations that induce type 2 immune responses since these have been implicated in protection in many animal models of autoimmune disease.


Results to date have shown that type 2 immune responses can be generated against various analogues of myelin basic protein (including Copaxone (Cop-1) - a licensed injectable therapy for MS) formulated with the Company's emulsion-based adjuvants. Myelin-basic protein is a candidate auto-antigen that is a target for autoimmune responses that are implicated in MS. Studies are in progress to examine these vaccine formulations for protection in a mouse model for MS.


For Alzheimer's disease, in preliminary studies in mice the Company's emulsion-based adjuvants were able to induce type 2 cytokine responses against the amyloid protein following oral administration. The ability to induce such type 2 immune responses against beta-amyloid may be important since human clinical trials performed giving beta-amyloid by injection with the type 1 adjuvant QS21 produced specific serum antibodies but also induced some toxic responses. The goal is to determine whether nasal delivery of beta-amyloid with the Company's type 2 adjuvants can protect mice against plaque formation without adverse reactions. An alternative approach to the treatment of Alzheimer's disease involves activation of microglial cells, the "scavengers" of the brain that are implicated in the clearance of amyloid protein in the absence of antibodies against beta-amyloid. Preliminary studies have demonstrated that non-specific activation of microglial cells by nasal treatment of mice with a Proteosome-COP-1 cocktail reduces amyloid deposition in the hippocampus region of the brain by 83%.


The scientists at Harvard are also assessing the ability of the Company's adjuvants to suppress inflammatory responses in heart tissue to reduce infractions linked to myocardial ischemia-reperfusion - the most common cause of death in the western world. In a mouse model of heart disease nasal treatment


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with emulsomes together with the heart muscle protein troponin significantly reduced heart tissue damage by 50% in this model. Further studies will compare the effects of therapeutic vs. prophylactic treatment with the emulsion-based troponin formulations on heart tissue damage.


VACCINES AGAINST BIOLOGICAL WARFARE AGENTS


PLAGUE


The plague, also known as the "Black Death," is caused by the YERSINIA PESTIS bacterium. In past centuries, there have been over 150 recorded epidemics and pandemics of the plague, including a pandemic that killed about one-third of the population of Europe and England. Plague pneumonia is highly contagious because large numbers of plague bacteria can rapidly spread person-to-person through coughing and because the initial symptoms are similar to the flu. Plague is a high priority target bioterrorist disease (Category A threat) since lethal amounts of bacteria that cause plague pneumonia can readily be spread through the air. There is no effective vaccine against the pneumonic form of plague, since the injected formalin-killed, whole-cell vaccine made many years ago does not protect against inhaled exposure to plague bacteria and has, in any event, recently been withdrawn from the market.

The nasal delivery of the Company's Proteosome-based vaccines is thought to potentially induce protective immune responses at the mucosal surfaces of the respiratory tract as well as in the bloodstream. Hence, the Company's Proteosome based vaccine delivery systems and adjuvants may be suited to the development of a vaccine to protect against inhaled acquisition of plague pneumonia.


In November 2001, the Company initiated collaboration with the United States Army Medical Research and Material Command (USAMRMC) to develop a nasal vaccine to prevent plague Pneumonia. Under this collaboration, USAMRMC supplied plague antigen protein and clones for a recombinant fusion protein containing two plague antigens considered to be protective against plague disease (F1 and V). The Company produced and tested immunogenicity in mice of Proteosome-based nasal sub-unit plague vaccines containing F1V. These animals were then shipped to USAMRMC in Frederick, MD in order to test for vaccine-induced protection against plague pneumonia. In October 2002, the Company announced that the results of the pre-clinical studies were encouraging and based on these results, this collaboration was extended to continue further development of this vaccine candidate. Specifically, mice immunized nasally with a Proteosome-based sub-unit plague vaccine containing purified recombinant antigen developed high levels of anti-plague antibodies in the blood as well as in respiratory lavage fluids and also elicited a high degree of protection against death in animals challenged with an aerosol containing a large inoculum of lethal plague bacteria. These studies will be further expanded to compare several formulations of Proteosome-based nasal plague vaccines.


In January 2003, the Company announced it was awarded a subcontract from DynPort Vaccine Company, LLC (DVC) to clone, express and produce a recombinant plague antigen (F1V, as above) using the expertise and proprietary recombinant technologies of the Company (although the antigen is not proprietary to the Company). This DVC project, which was expanded in December 2003, currently contains eight major elements of work by IDBW relating to manufacture of F1V bulk drug substance as follows: 1) F1V assay development and qualification to measure and analyze the product (including identity assays, quantity assays, purity assays, stability and other assays), 2) Optimization of F1V production,
3) Optimization of F1V recovery, 4) Optimization of F1V purification, 5) Manufacture of three F1V demonstration runs at scale, 6) Manufacturing process transfer of F1V manufacture documents, 7) cGMP Manufacture of three lots of F1V and 8) Stability studies on the F1V bulk drug substance and two manufacturing intermediates at several temperature storage conditions over two years.


In some ways, this program could be considered to be competitive with the Company's intranasal plague vaccine program, which is based upon the same antigen, produced recombinantly and formulated with the Proteosome technology. The contract with DVC, however, provides the Company with valuable experience in the GMP production of the same plague antigen that could be used in the Company's nasal Proteosome-based plague vaccine and also affords the Company the opportunity to use its proprietary recombinant technology, ID CX5, and GMP production capacity to be a key player in the development of a


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new alum-formulated injectable plague vaccine.


                                BUSINESS STRATEGY


Our strategy is to develop vaccines for diseases with significant market opportunities or those that will readily demonstrate the benefits of our Proteosome technology. Key elements of our strategy include:

o demonstrate the safety and effectiveness of our StreptAvax(TM) vaccine and FluINsure(TM) vaccine at least through Phase II clinical trials;

o establish strategic alliances with international vaccine or biopharmaceutical companies to support pivotal clinical trials, assist in obtaining regulatory approvals, and to manufacture (except Proteosome proteins), distribute and sell these vaccine products on a worldwide basis;

o manufacture our Proteosome proteins on a commercial scale to obtain transfer pricing arrangements for our FluINsure(TM) vaccine and to support other Proteosome adjuvant/delivery programs;

o either alone or in collaboration with third parties, develop new product candidates in preclinical and early human studies such as nasal, Proteosome-based vaccines; and

o acquire new technologies and products which target large potential market opportunities.


In the area of biological warfare agents, the Company's strategy is to seek funding from external sources, such as the US government or other organizations, to establish proof-of-principle for vaccines against bioterrorism or biowarfare agents based upon the Company's Proteosome and/or subunit vaccine technologies. The Company believes the successful implementation of this strategy could provide funding for the purchase of equipment and other infrastructure requirements that can be beneficial to the Company's commercial programs. In addition, by testing the Company's Proteosome adjuvant/delivery technology or further developing our subunit vaccine technologies in these externally funded programs, we can leverage our investments and potentially increase the value of our platform technologies.


                      CLINICAL AND REGULATORY REQUIREMENTS


The discovery, development, manufacturing and marketing of vaccine products are subject to regulation by governmental agencies in Canada, the United States and other jurisdictions. These agencies regulate the testing, manufacture, safety, labelling, storage, record keeping, approval, advertising, promotion and in some jurisdictions, pricing of vaccine products.


After completion of early stage research work to explore feasibility, a new vaccine must pass through a number of testing stages prior to approval for marketing. The first step is preclinical testing. This stage typically involves testing the vaccine candidate's pharmacology (immunogenicity) and toxicity in animals; followed by demonstration that the vaccine can protect animals against disease caused by the target microbe if a suitable animal model exists. Successful results can lead to an Investigational New Drug (IND) submission in the US or a Clinical Trial Application (CTA) in Canada, which is reviewed in detail by regulatory authorities before granting approval to proceed with clinical trials in humans. The second stage involves three phases of clinical testing, each of which may involve several different clinical trials. In Phase I, the vaccine's safety in a small number of healthy subjects is assessed. In Phase II, the vaccine's safety is further assessed in a larger number of subjects, usually representing one or more populations for which the vaccine is eventually intended. Different doses and regimens are often evaluated at this stage, and the immune system's response to the vaccine is measured as a surrogate for potential efficacy. In some cases, such as influenza and some other respiratory and enteric infections, human challenge models may be available for Phase II studies. In Phase III, there are carefully controlled clinical trials in which the vaccine is administered to a large number of subjects in the target population to definitively demonstrate the vaccine's efficacy in preventing the disease of interest. The design of Phase III trials is developed in close consultation with regulatory authorities. If designed properly, Phase III clinical trials program should


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include a number of subjects sufficient to demonstrate that the vaccine is not only efficacious, but also acceptably safe for the intended recipients. Because naturally-occurring disease is not totally predictable, there can be no guarantee that a particular Phase III trial, however well designed, will fulfill all objectives or that the trial will be designed in such a way as to ensure that these objectives are met. In addition, since vaccines are intended to be given to healthy recipients, often children, the phase III safety database required of vaccines is usually quite large. Following Phase III, depending upon the results obtained, the vaccine sponsor may submit to the appropriate regulatory agency an application for marketing approval, which is referred to as a Biologics License Application (BLA) in the United States, a New Drug Submission (NDS) in Canada, and a Marketing Authorisation Application (MAA) in the European Union.


Success in one phase of testing is not necessarily predictive of success (whether testing for safety or efficacy) at the next phase, nor is it certain that a product will be able to be advanced in a sequential or straightforward fashion from one phase to the next. Failure at one stage or phase of clinical testing, however, unless rectified, will likely prevent further testing or advancement of the product to other phases. In addition to showing safety and efficacy, the manufacturer of a new vaccine must demonstrate in detail to regulatory authorities that the raw materials and methods used to produce the vaccine are well understood and controlled, that the vaccine product is consistent from lot to lot, and that all the testing methods used are valid and reproducible.


Typically, regulatory approval, if granted, for vaccine products is costly, requires very large clinical trials and extensive manufacturing validation, and may take a number of years to obtain (see "Risk Factors").


STREPTAVAX(TM) VACCINE


In accordance with a clinical trials agreement with the United States National Institutes of Health (NIH), all regulatory activities and submissions in connection with the Phase I testing of the hexavalent prototype GrAS vaccine were the responsibility of the NIH. IDBW supplied the vaccine for clinical testing and assumed responsibility for patient liability and paid the medical care required by any volunteer as a result of their participation in the clinical trial (see "Development Programs - Group A Streptococcus (GrAS StreptAvax(TM) Vaccine).

The Phase I protocol for the hexavalent prototype vaccine required sequential testing of the vaccine in three different doses of 50, 100 and 200 micrograms. First, the lowest dose of the vaccine (i.e. 50 micrograms) was tested in approximately 10 healthy adult volunteers. The results of these tests were then brought before a Data and Safety Monitoring Board (DSMB) organized for this clinical trial by the NIH. The DSMB recommended to the FDA that testing at the 100 microgram level be permitted and on February 9, 2000 the FDA notified the NIH and the Company that testing of the vaccine at the 100 microgram level in approximately ten different volunteers (and no less than five individuals) may proceed. This process was repeated with the safety and toxicity data from those receiving the 100 microgram dose, and a recommendation from the DSMB, and ultimate clearance from the FDA to test the vaccine at the 200 microgram dose has been received. Testing of the vaccine at the 200 microgram dose was initiated in 2002 and has now been completed uneventfully. There can be no assurances that studies with a GrAS vaccine that covers a greater number of serotypes (i.e., more than the six covered in the prototype) will be allowed to proceed in the US or that the results from any such testing will correlate or correspond with those generated in testing the prototype vaccine.


In October 1999, the Company announced that it had, in collaboration with the original inventor of the vaccine, cloned protective antigens from 26 distinct serotypes of GrAS, creating a vaccine composition covering more serotypes than the prototype vaccine. On January 8, 2001, the Company announced that it filed an application with the then Health Protection Branch of Health Canada, to conduct a Phase I/II Clinical Trial of the Company's 26-valent vaccine, which has been trademarked StreptAvax(TM) vaccine. On March 21, 2001, the Company received a "No Objection" letter from the Biologics and Genetic Therapies Directorate of the Health Products and Foods Branch of Health Canada. The Phase I portion of the Clinical Trial has been fully enrolled and completed with 30 healthy adult volunteers each having received the full course of three injections. The results of the Phase I Clinical Trial showed that StreptAvax(TM) vaccine was well-tolerated by all volunteers, with no significant safety issues and no evidence of untoward auto-immune


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reactions. The vaccine induced a strong antibody response to each of the 26 peptides included in the vaccine. Volunteers had a significant response to a median of 23 of the 26 peptides, and the overall geometric mean increase in antibodies across all serotypes was 12.6-fold. Importantly, a statistically-significant (p is less than 0.001) increase in the killing of GrAS bacteria when exposed to white blood cells and the volunteer's post-immunization serum was seen for every GrAS serotype in the vaccine. Based on the results of the Phase I study, the Company received approval from Health Canada to proceed to a Phase II Clinical Trial. The Phase II trial is expected to test the vaccine in both adults and children. The adult Phase II component, which is ongoing, was a randomized, double-blind active comparator-controlled trial designed to enroll approximately 70 volunteers to receive the StreptAvax(TM) vaccine and 20 additional volunteers to receive a licensed hepatitis vaccine on an identical schedule to provide comparative data regarding safety. Enrollment of the adult Phase II study has been completed and safety and immunogenicity data are being gathered and analyzed. Based on the cumulative safety and immunogenicity results of the adult Phase I and II studies, the Company expects to confer with both Health Canada and the US FDA and then to carry out initial Phase II studies at two to three different doses in children ages 2-6 years. Until results from these studies are known, it is not possible for the Company to accurately predict the clinical trial strategy that may be employed following this clinical testing.


FLUINSURE(TM) VACCINE


The Company's Proteosome influenza vaccine product is an intranasally delivered vaccine for the prevention of disease caused by influenza A and B viruses. To date, two studies of a prototype monovalent vaccine have been conducted as a means of evaluating the safety and immunogenicity of the intended trivalent product (i.e., a vaccine immunizing against three strains of influenza virus consistent with current injectable flu vaccines). These trials were conducted by a collaborator at the University of Rochester, and showed the monovalent prototype vaccine to be safe and well tolerated and to induce immune responses of a type widely considered to correlate with protection by the scientific community in a significant proportion of the test subjects.


Following the safety evaluation of the monovalent vaccine, a trivalent vaccine, trademarked FluINsure(TM), was produced and was tested in a safety and immunogenicity study in approximately 80 adults, which was conducted by a collaborator at the Clinical Trial Research Centre at Dalhousie University in Halifax, Nova Scotia. The results of this study indicated that the vaccine was well-tolerated. Further, antibody measurements showed that FluINsure(TM) elicited both serum and mucosal antibody responses in the majority of volunteers. Based on the success of these studies, the Company received permission to advance to Phase II Clinical Trials. In 2002, the FluINsure(TM) vaccine entered two Phase II studies wherein it was tested at different doses in approximately 100 healthy adult volunteers. Again, results of these studies indicated that FluINsure(TM) was well-tolerated and generated positive immune responses as measured by both mucosal and serum antibodies. Beginning in late 2002 and proceeding through the third quarter of 2003, the Company conducted two randomized, placebo-controlled, double-blind human challenge studies in which healthy volunteers were immunized with placebo or a one- or two-dose regimen of FluINsure(TM), then subsequently challenged with live, virulent influenza virus. These studies enrolled a total of 177 subjects, 145 of whom met criteria (consent, freedom from confounding illnesses) for admission to challenge. Results from these studies again indicated that FluINsure(TM) exhibited a good safety profile, and immune responses were consistent with prior trials. In the challenge component, treatment with two-dose FluINsure regimens, regardless of dose level, completely eliminated influenza illness with systemic symptoms or fever, and strongly suppressed all illness of any severity associated with influenza infection (84% reduction). Single dose regimens were less active (65% reduction), but also showed statistically significant or near-significant impact on both of these illness endpoints, as well as suppressing nasal symptoms as assessed by tissue use.


Based on the performance of the FluINsure(TM) vaccine to date, the Company is currently conducting a field trial of FluINsure(TM). This randomized, double-blind trial was designed to enrol healthy adults evenly divided among placebo, one-dose, and two-dose treatment groups, and assess the safety, immunogenicity, and preliminary field efficacy of the vaccine. Enrolment of 1,349 subjects at 28 sites was completed on 20 November 2003. Follow-up of subjects for safety, influenza-like illnesses, and evidence of infection with influenza virus is now ongoing and will continue into the second quarter of 2004. The rate of influenza-like illness occurring in the subject population at the clinical trial sites and the impact of the partial mismatch between all 2003 and 2004 influenza vaccine antigens and the circulating virus strains are currently unknown factors that may influence the interpretation of the results of this trial.


PRECLINICAL/RESEARCH PROGRAMS


It is too early in product development to be able to accurately determine what specific or unique regulatory processes may be relevant to any of the Company's preclinical or research programs. The specific issues will be largely driven by the characterization and consistency of the Proteosome(TM) technology, and also by the ultimate antigen source election.


                                   COMPETITION


The Company is not aware of any GrAS vaccines that are currently undergoing clinical testing in humans. However, the Company is aware of other competing preclinical academic/commercial research programs by The Rockefeller University and Siga Technologies; the University of Minnesota and Wyeth; Baxter; and Shire Biologics.


The market for influenza vaccines is highly competitive and the creation of new and improved flu vaccines (whether intranasal or otherwise) is under active development. The Company is not aware of all potentially competitive programs and their current stage of development, but is aware of at least the following influenza vaccines and influenza vaccine development programs:

----------------------------------------------------------------------------------------------------------------
COMPANY                                     TECHNOLOGY / BRAND NAME                     ESTIMATED STAGE OF
                                                                                        DEVELOPMENT
----------------------------------------------------------------------------------------------------------------
MUCOSAL VACCINES
----------------------------------------------------------------------------------------------------------------
Antigenics                                  QS21                                        Phase I
----------------------------------------------------------------------------------------------------------------
MedImmune                                   Cold-Adapted Live Attenuated Virus          Approved in US
                                            (FluMist(TM))
----------------------------------------------------------------------------------------------------------------
Chiron                                      LT-K-63 (CT analog)                         Preclinical
                                            MF 59 (emulsion)                            Phase I
----------------------------------------------------------------------------------------------------------------
Corixa                                      MPLA-AF (Monophosphoryl Lipid A /           Research
                                            Dipalmitoylphosphatidyl choline)
----------------------------------------------------------------------------------------------------------------
Coley Pharmaceutical Group                  CpG motifs                                  Preclinical
----------------------------------------------------------------------------------------------------------------
Innovax (Elan and Endorex JV)               Liposomes (Orasomes(TM))                    Research
----------------------------------------------------------------------------------------------------------------
Lyfaproun                                   Mono - and di-glycerides                    Phase I
----------------------------------------------------------------------------------------------------------------
Merck & Co.                                 Plasmid DNA-based vaccine                   Phase I
----------------------------------------------------------------------------------------------------------------
Norwegian Health Authority                  OMP from Neisseria bacteria + detergent     Phase I
----------------------------------------------------------------------------------------------------------------
Berna Biotech                               Liposomes (Virosomes(TM))+ E. coli Labile   Licensed in Switzerland
                                            Toxin                                       (removed from market)
----------------------------------------------------------------------------------------------------------------
West Pharmaceuticals                        Chitosan delivery technology                Phase I/II
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
INJECTED VACCINES IN DEVELOPMENT
----------------------------------------------------------------------------------------------------------------
Avant Immunotherapeutics (licensed to       Adjumer(R) (Plyphosphazine Copolymers and   Phase II
Aventis Pasteur)                            Micromer)
----------------------------------------------------------------------------------------------------------------
Corixa                                      Monophosphoryl Lipid A (MPLA)               Preclinical
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
COMPANY                                     TECHNOLOGY / BRAND NAME                     ESTIMATED STAGE OF
                                                                                        DEVELOPMENT
----------------------------------------------------------------------------------------------------------------
Novavax                                     Liposome Novasomes                          Preclinical
----------------------------------------------------------------------------------------------------------------
Chiron (formerly PowderJect                 Transdermal Powder-Form Needle-Free         Research
Pharmaceuticals)                            Vaccination
----------------------------------------------------------------------------------------------------------------
INJECTED LICENSED VACCINES
----------------------------------------------------------------------------------------------------------------
Aventis Pasteur                             Fluzone(R) / Mutagrip(R)/Vaxigrip(R)
----------------------------------------------------------------------------------------------------------------
Wyeth                                       Flushield(R) (*)
----------------------------------------------------------------------------------------------------------------
GlaxoSmithKline                             Fluarix(R)
----------------------------------------------------------------------------------------------------------------
Solvay                                      Influvac(R)
----------------------------------------------------------------------------------------------------------------
Chiron (formerly PowderJect                 Fluvirin(R)
Pharmaceuticals)
----------------------------------------------------------------------------------------------------------------
Shire                                       Fluviral(R)
----------------------------------------------------------------------------------------------------------------
Chiron                                      Begrivac(R)/Flaud(R)
----------------------------------------------------------------------------------------------------------------
Others (e.g. CSL in Australia)
----------------------------------------------------------------------------------------------------------------

(*)In 2002, Wyeth announced that it was discontinuing the production of Flushield to focus on alternative products such as intranasal vaccines. FluMistTM, MedImmune's product that was launched in the US in 2003, was co-marketed by Wyeth. In 2004, Wyeth discontinued its rights and obligations to co-market FluMist.

The Company is aware of at least 12 companies that are pursuing vaccines to treat allergies in various stages of development, including: Acambis, ALK-Abello, AlleCure, Allergy Therapeutics Limited, Aventis Pasteur, Cantab Pharmaceuticals, Circassia Limited, Coley Pharmaceutical Group, Corixa, Dynavax Technologies, Maxygen, and Pharmexa.


The Company is not aware of any intranasal plague, anthrax or pandemic flu vaccines currently undergoing testing in human clinical trials. The Company expects, however, that there are several companies or other organizations developing programs or vaccines against biological warfare agents.


                           MARKETING AND DISTRIBUTION


At this time, the Company has not finalized a marketing and distribution strategy for any of its potential products nor has the Company sublicensed any of its vaccines to a commercial partner. Following at least early clinical development and, assuming favourable results are achieved, the Company may seek one or more strategic alliances for the further development, regulatory approval, manufacturing, distribution and sale of its vaccine products. There can be no assurances the Company will be able to finalize such strategic alliances on terms favourable to the Company, or on any terms (see "Risk Factors").


                       LICENSE AND ACQUISITION AGREEMENTS


INTELLIVAX INTERNATIONAL, INC.


On May 15, 2001, the Company closed a transaction under a Share Purchase Agreement in which it acquired 100% of the outstanding shares of Intellivax International, Inc. of Montreal, Quebec (now referred to as IDBQ) and its wholly owned subsidiary in Baltimore, Maryland, Intellivax, Inc. (now referred to as IDBM), for consideration of 4,000,000 common shares of the Company. These shares were held in escrow, with the majority released in three instalments. The dates of these share releases were November 15, 2001, May 15, 2002, November 15, 2002 and May 15, 2003.

As a result of this acquisition, the Company acquired the nasal influenza FluINsure(TM) vaccine; the proprietary Proteosome(TM) platform technology for the potential nasal delivery of vaccines; a large portfolio of intellectual property; and an experienced work force.

WALTER REED ARMY INSTITUTE OF RESEARCH


Dr. George Lowell, currently the Chief Scientific Officer of the Company, previously entered into an exclusive license agreement with the Walter Reed Army Institute of Research (WRAIR) granting Dr. Lowell a worldwide, exclusive license, with the right to sublicense, to several patents and pending patent applications covering the Proteosome technology that Dr. Lowell had invented while employed by WRAIR. Dr. Lowell subsequently assigned his rights in the license agreement and to future inventions to IDBM, who subsequently assigned its rights outside the US, and sublicensed its US rights, to IDBQ. WRAIR approved all such assignments and sublicenses.


Under the Lowell/WRAIR agreement, as amended, the exclusive license covers all potential uses of the Proteosome technology (as well as certain co-exclusive rights to another adjuvant system known as "Sub-micron Emulsions or Solid Fat Nanoemulsions"), with the exception of certain limited formulations of Proteosome for targeting a vaccine against sepsis. IDBQ (on behalf of Dr. Lowell) is required to use reasonable efforts to develop and commercialize the licensed patents in accordance with a commercial development plan. The agreement also allows any sublicensee's efforts to fulfill this requirement. Upon any sublicense of the patents (other than to an affiliated company) IDBQ is to pay WRAIR a sublicense fee of US$25,000. In addition, IDBQ is to pay WRAIR milestone payments that could total as much as US$110,000 per licensed product, as well as royalties on eventual product sales. In 2003 the Company paid WRAIR milestone payments totalling US$35,000. WRAIR has reserved the right to practice the patents under the agreement for US governmental purposes in accordance with Title 35 US Code Section 203. In the event IDBQ breaches the agreement and fails to cure any such breach, WRAIR may terminate the agreement.


In addition to the exclusive license agreement, WRAIR and IDBM subsequently entered into a series of Co-operative Research and Development Agreements (CRADAs) to develop vaccines against infectious diseases, the most comprehensive of which was a CRADA to develop a vaccine against shigellosis. Although this research collaboration was successful in developing a candidate vaccine that was tested in Phase II human clinical trials (and fulfilled the primary component of the development plan under the license), the Company does not believe significant commercial potential exists for such a vaccine at this time. Given its limited resources, the Company has elected to postpone efforts to further develop a shigellosis vaccine based on the Proteosome technology and will instead focus current resources on those products that are believed to offer better or more immediate commercial potential.


UNIVERSITY OF CALIFORNIA, LOS ANGELES (UCLA)


IDBW and UCLA entered into a licensing agreement pursuant to which IDBW was granted an exclusive, worldwide royalty-bearing license to use certain patented technology of UCLA for the development of vaccines and immunotherapeutics against MYCOBACTERIUM TUBERCULOSIS (TB). UCLA also granted to IDBW exclusive, worldwide license rights to a vaccine against LEGIONELLA PNEUMOPHILA (Legionnaires disease) developed by UCLA. The rights to the LEGIONELLA PNEUMOPHILA vaccine were terminated and returned to UCLA in 1998. Under the agreement, IDBW paid UCLA a license issue fee of US$750,000 and is required to make further payments when it reaches specified milestones relating to the commercial development of the TB vaccine. IDBW has reached two of the development milestones and has made milestone payments totalling US$1,500,000 in cash. In addition, as a result of the achievement of the first milestone, on February 28, 1996, UCLA exercised its option to cause the Company to deliver to UCLA 82,238 common shares of the Company, which amounted to a value of US$650,000. Under the UCLA agreement, IDBW must pay royalties to UCLA or share a percentage of the royalties it receives from sublicensing. In addition, under the terms of the UCLA agreement, IDBW must use diligent efforts to develop and commercialize a TB vaccine covered by UCLA's patents in order to maintain its rights under the agreement. In March 2001, IDBW and UCLA amended the agreement. Among other terms and conditions, IDBW received 47,287 shares of the Company from UCLA in exchange for giving UCLA an increased share of any sublicense royalty revenue that IDBW may receive in the future from a sublicensee. Further, the parties agreed that IDBW will receive a percentage of licensing income (up to a maximum amount) that UCLA may obtain in the future from licensing a non-subunit TB vaccine that IDBW is not interested in commercializing. In 2002 IDBW terminated its rights and obligations to certain pending patent applications while retaining its rights and obligations to several issued patents. The Company does not believe there is a high probability that UCLA will successfully license this non-subunit technology (which is based upon a recombinant version of the existing TB vaccine, BCG (Bacillus Calmette-Guerin)) to a commercial partner.


UNIVERSITY OF TENNESSEE RESEARCH FOUNDATION (UTRF)


IDBW and UTRF entered into a licensing agreement pursuant to which IDBW was granted an exclusive, worldwide license to use certain patented technology of UTRF for the development of vaccines and immunotherapeutics against GrAS. Under this agreement, IDBW paid UTRF an upfront license fee and is required to make further payments when it reaches three specified milestones relating to the commercial development of the GrAS vaccine, as well as an annual license maintenance fee. These milestone payments are payable in IDBW common shares. On October 6, 1999, IDBW reached the first such milestone under the UTRF agreement (removal of all FDA conditions for the initiation of human testing) and issued to UTRF 408,163 common shares of IDBW in satisfaction of the first milestone payment of US$1 million. On August 20, 2003 IDBW executed an amendment to the licensing agreement. Upon signing the amendment, UTRF returned 408,163 shares of IDBW common stock and IDBW paid UTRF US$250,000 in cash and provided UTRF US$250,000 worth of common stock of the Company (equalling 18,948 at the time of the amendment). The amendment also provides that all future milestone payments, if milestones are achieved, will be paid in common shares of the Company. The second milestone payment of US$1.5 million in common shares of the Company is due upon the initiation of Phase III Clinical Trials of a GrAS vaccine covered by UTRF's patented technology. In addition, upon FDA approval of the GrAS vaccine, UTRF will receive a milestone payment in the Company's common stock equal to 1% of the then fully diluted capital stock (less shares reserved under the Company's employee stock option plan) of the Company. There are no royalties due under this agreement, however, IDBW must use diligent efforts to develop and commercialize a GrAS vaccine covered by UTRF's patents in order to maintain its rights under this agreement.


UNITED STATES ARMY MEDICAL RESEARCH AND MATERIAL COMMAND


In November 2001, the Company initiated collaboration with the United States Army Medical Research and Material Command (USAMRMC) to develop a nasal vaccine to prevent plague pneumonia. Under this collaboration, USAMRMC will supply plague antigens and the Company will produce one or more different formulations of Proteosome-based nasal vaccines for testing by USAMRMC. Each party is covering its own expenses associated with this early-stage program. Under the agreement, the Company has retained the option to negotiate for a commercial license to any inventions that may result from the collaboration.


DYNPORT VACCINE COMPANY, LLC


In January 2003, the Company was awarded a subcontract from Dynport Vaccine Company, LLC (DVC), relating to the development of a second-generation, subunit injectable plague vaccine. The subcontract provides the Company with approximately US$6 million to clone, express and produce under current Good Manufacturing Practices a subunit recombinant plague vaccine antigen suitable for clinical trials. In December 2003 the Company enter into agreements to receive additional funding commitments from DVC for up to approximately US$4.5 million for further process development and manufacturing activities related to producing a subunit recombinant plague antigen under current Good Manufacturing Practices. Full funding of the contract requires continued sponsorship of DVC by the United States Department of Defense, which both parties expect to occur.


                    TECHNOLOGY PARTNERSHIPS CANADA AGREEMENT


Under the terms of an agreement entered into by IDBQ with Technology Partnerships Canada (TPC) on October 18, 2000 (prior to IDB's acquisition of IDBQ on May 15, 2001), IDBQ agreed to receive a financial contribution to a maximum amount of $5,938,680 over a period of three years ending March 31, 2003 for the development of mucosal Proteosome vaccines against infectious diseases in humans and animals. This contribution represents 25.6% of the expected project costs. IDBQ and TPC have agreed to extend the work period under the agreement until March 31, 2004.


IDBQ is committed to pay royalties based on its recognized gross revenues stemming from the commercialization of the mucosal Proteosome vaccines for infectious diseases against humans and animals until December 31, 2012, to a maximum payment of $10,800,000.


In 2003, the Company recorded an amount of $1,762,482 as a reduction of the related research and development expenses. To date, IDBQ has claimed $5,938,680 under the agreement.


Under the terms of an agreement entered into between IDBQ and Technology Partnerships Canada, as amended on March 17, 2004, the Company agreed to issue Technology Partnerships Canada 91,659 common share purchase warrants. Each common share purchase warrant entitles the holder to one common share of the Company for a subscription price of $16.01 and is exercisable by the holder for five years.


In the event the Company would be in default under the agreement, remedies could vary from the suspension of financial contribution by TPC, to the transfer of intellectual property rights developed under the agreement from the Company to TPC. In lieu of the various default remedies, the Company also has the option of paying liquidated damages up to a maximum amount of $19,950,000.


                                PATENT PROTECTION


The United States government owns the rights to many of the patents and pending patent applications that are directed to the Proteosome technology. The Company has acquired from the US government (as represented by WRAIR) the exclusive, worldwide license under these patent rights to develop, manufacture, use and sell Proteosome vaccines as claimed in these patents and pending applications (See "Subunit Vaccines - License and Acquisition Agreements"). Employees of IDBQ and IDBM have also filed certain improvement patent applications, and ownership of these applications has been assigned to the Company in accordance with the Company's employment agreements. In addition, as the Proteosome technology is combined with certain antigens, the Company believes new intellectual property may be created as novel vaccine formulations. For example, IDBQ has filed a patent application in several important economic regions that is directed to the combination of influenza antigens with Proteosome proteins. In January 2004, this patent was issued in the United States, with an expiration date of February 15, 2021. The Company has also recently filed patent applications with claims directed to certain respiratory antigens utilizing Proteosome proteins as well as Proteosome proteins complexed or mixed with certain antigens related to biological warfare agents.


The Company has filed US and Canadian patent applications with claims directed to a recombinant protein expression system developed by IDBW and referred to as ID CX5. The Company believes this system has certain advantages over other protein expression technologies in terms of protein folding and production yields. The Company uses this technology in the production of StreptAvax(TM) and the recombinant plague antigen.


UCLA owns US, Canadian, Japanese, Australian and European issued patents to a TB vaccine licensed by IDBW. IDBW has acquired from UCLA the exclusive, worldwide license under their issued patent rights and know-how relating to the development, manufacture and marketing of subunit vaccines against TB, both for prophylactic and therapeutic use (See "Subunit Vaccines - License and Acquisition Agreements").


UTRF owns the patent rights to several US and international issued patents that are directed to all or a portion of the GrAS vaccine that is licensed to the Company under a license agreement between UTRF and IDBW (see "Subunit Vaccines - License and Acquisition Agreements"). In addition, there are pending US and international patent applications included within the rights licensed to IDBW per the agreement. For example, in January 2004, a US patent was issued covering key components of the GrAS vaccine technology. This patent will expire September 10, 2018. Further, any improvement patents or new GrAS vaccine inventions that may be in the future developed by Dr. James Dale are also licensed to IDBW under the agreement.

                               GENE-BASED TESTING


             CYCLING PROBE(TM) TECHNOLOGY - GENE DETECTION PLATFORM


IN-VITRO DIAGNOSTIC INDUSTRY


Independent studies indicate that sales of IN-VITRO diagnostics products worldwide are approximately US $17.5 billion. "IN-VITRO" describes a biologic or chemical process outside a living organism, for example, in a test tube. About 39% of the IN-VITRO diagnostic products market is in North America, with about 37% in Europe, 16% in Japan and 8% in the other areas of the world. A number of gene-based IN-VITRO diagnostic products have recently been approved for sale in the United States.


CYCLING PROBE(TM) TECHNOLOGY


Our Cycling Probe(TM) Technology (CPT) is a proprietary method of signal amplification of a nucleic acid target where the target catalyzes the enzymatic conversion of a complementary labelled nucleic acid probe into fragments that can be detected. This catalytic reaction is generally completed in less than 90 minutes.


The Company has developed several formats for CPT.


POTENTIAL ADVANTAGES OF THE CPT SYSTEM


The CPT system offers the potential of a simple, rapid and inexpensive test for disease. The Company believes that the CPT platform has a number of potential advantages when compared to other gene detection formats:

o The Company expects CPT to be simpler than target amplification since CPT is based on a single probe, a single enzyme and an isothermal reaction;

o CPT reactions are rapid (typical reaction times are 90 minutes or less);

o CPT is not prone to the cross-specimen contamination that plagues target-based systems; and

o the reaction is linear, thereby theoretically allowing for quantification of the target gene.


                           PRODUCT DEVELOPMENT PROGRAM


Currently, CPT is at an early stage of development and must overcome issues associated with sample preparation, non-specific cleavage and ease of detection to increase sensitivity and specificity, which are required to lead to its potential widespread use in the diagnostic industry. In 2002, the Company began to wind down its internal research and development efforts to improve CPT and in 2003 these efforts ceased. Instead, the Company will seek to license CPT to third parties to perform these efforts and to develop products based on the technology.


                                BUSINESS STRATEGY


The Company's strategy in gene-based testing is to license CPT on a nonexclusive or limited exclusive basis to as many companies as possible in the diagnostic and genomic industries. To accomplish this strategy, the Company may enter into strategic alliances with other companies for the co-development, marketing and distribution of products that utilize CPT. Licensing and co-development agreements should provide the Company with external research and development, and enable the Company to earn licensing revenues. There can be no assurance that CPT-based products will be marketed in a commercially successful way by the Company or by other companies, and/or that additional third parties will be interested in further developing CPT under license or co-development arrangements with the Company. Although in the past a significant portion of the Company's revenues have been from licensing of genomic analysis technologies, including CPT, the Company does not expect to receive significant revenues from these activities in the future.


                             REGULATORY REQUIREMENTS


The manufacturing and marketing of the products under development by the Company are subject to regulation by governmental authorities in Canada, the United States and other jurisdictions. The Company's CPT licensees will be responsible for all such regulatory requirements.


Further, any manufacturing facilities for CPT-based products must be approved and are subject to inspection by regulatory agencies. The Company does not expect to provide manufacturing facilities or assistance to its CPT licensees.


                                   COMPETITION


The following are examples of amplification technologies that the Company is currently aware of that could compete with CPT.


1. Roche Diagnostics has a number of tests in the market based on Polymerase Chain Reaction (PCR), but most of them are available for research use only or are available outside of the United States only. Three tests have been cleared by the FDA: (1) AMPLICOR CT/NG Test, a diagnostic tool to detect CHLAMYDIA TRACHOMATIS (CT) and NEISSERIA GONORRHEA (NG) in both male and female for urine and swab samples; (2) COBAS AMPLICOR CT/NG Test, a semi-automated version of (1); and (3) AMPLICOR M. TUBERCULOSIS Test, a diagnostic tool to detect MYCOBACTERIUM TUBERCULOSIS in respiratory samples. AMPLICOR and COBAS AMPLICOR versions of a quantitative HIV-1 test are currently being reviewed by the FDA and are in wide use as research only tests for monitoring viral load in AIDS patients.


2. Abbott Laboratories has in the market the LCX Analyzer that combines the Ligase Chain Reaction (LCR) with MEIA detection. Current assays on the LCX Analyzer are CHLAMYDIA TRACHOMATIS and NEISSERIA GONORRHEA. They are marketed together as Uriprobe.


3.       Digene Diagnostics markets FDA-cleared tests for Human Papilloma virus
         (HPV) DNA and Cytomegalovirus DNA based on their Hybrid Capture Assay. They have tests for viral load of HBV and HIV in development.


4. Gen-Probe has FDA-cleared tests in the market for CHLAMYDIA TRACHOMATIS, NEISSERIA GONORRHEA, and MYCOBACTERIUM TUBERCULOSIS based on their amplification system, TMA.


5. Bayer Diagnostics markets four b-DNA tests (formerly known as Quantiplex assays) for research use only. They are quantitative tests for HIV-1 RNA, Hepatitis B virus (HBV) DNA, and two tests for Hepatitis C virus (HCV) RNA. These tests were developed at Chiron and acquired by Bayer. Like the research use only PCR tests of Roche, they are widely used to monitor vial load.


6. Organon Teknika markets a research use only test for HIV-1 RNA using the NASBA amplification system.


7. BD Biosciences (Becton Dickenson) markets the BDProbeTec with FDA-cleared CT and CT/NG assays that are based on their DNA amplification technology, SDA.


8. Third Wave Technologies is marketing custom reagents for SNP detection using the Invader Assay.

There are several other companies developing devices or amplification systems that may compete with CPT. Molecular Staging is developing Rolling Circle Amplification (RCAT) and has licensed it to APBiotech for research use. Genicon Sciences is developing a detection system that may be sensitive enough to eliminate the need for amplification. Cepheid is developing a hand-held real-time PCR device that may be used at point-of-care. Applied Biosystems has formed a diagnostic group that has at its disposal Taqman PCR and the Oligonucleotide Ligase Assay both which could be used to develop tests competitive with CPT.


                           MARKETING AND DISTRIBUTION


The Company does not expect to market or distribute any of its own products, or those products developed by its licensees but this expectation may change with future developments.


                       LICENSE AND ACQUISITION AGREEMENTS


APOGENT (FORMALLY ALEXON-TREND, INC).


In June 1999, the Company entered into a non-exclusive license agreement granting Apogent the non-exclusive rights to use the Company's intellectual property in CPT to develop tests for gastrointestinal diseases. The scope of the license covers all countries worldwide. The Company will receive milestone payments when CPT-based products developed by Apogent obtain FDA approval, as well as royalties on product sales. The Company did not receive any revenue from this agreement in 2003.


MITSUBISHI CHEMICAL CORPORATION (MCC)


On December 3, 1999, the Company entered into a non-exclusive license agreement with MCC granting MCC non-exclusive rights to use the Company's intellectual property in CPT to develop tests for the detecting of pathogens in blood samples. The scope of the license covers the country of Japan. The Company will receive milestone payments when CPT-based products developed by MCC obtain regulatory approval in Japan, as well as royalties on product sales. The Company did not receive any revenue from this agreement in 2003.


APPLIED BIOSYSTEMS


In June 2000, the Company entered into an agreement with Applied Biosystems Group (formally "PE Biosystems"). Under this agreement, Applied Biosystems received a worldwide, non-exclusive license granting Applied Biosystems access to the Company's intellectual property relative to CPT. This license allows Applied Biosystems to use the intellectual property to develop, manufacture and sell assays to detect nucleic acid sequences. Under the agreement, Applied Biosystems will pay a royalty to the Company based on future product sales (other than sales of Invader(TM) products - See " Gene-Based Testing - Legal Proceedings - Third Wave Technologies, Inc. Settlement Agreement"), as well as an up front license fee of US$5 million, a portion of which will be creditable against any such royalties. In 2003, a payment for the maintenance of its right to use IDB's CPT was made by Applied Biosystems.


MEIOGENICS


The Company has entered into an asset purchase agreement with Meiogenics US Limited Partnership, Meiogenics Canada Limited Partnership and Meiogenics Technology Management Corp. (together, Meiogenics) under which the Company acquired certain patents, proprietary technology and intellectual property associated with SLT and CPT (the Meiogenics Assets) from Meiogenics effective December 18, 1992. The Company made an initial payment for the acquisition and subsequently, on September 8, 1999, made a milestone payment of $1 million by issuing 355,872 common shares of IDB to Meiogenics Technology Management Corp. and its affiliates as a result of obtaining FDA approval to begin marketing the Velogene(TM) Genomic Identification Assay for MRSA.

In 2002, the Company elected to pay Meiogenics $500,000 to cover all future amounts owed under the Meiogenics agreement.


The Meiogenics Assets include an option and license agreement with Beckman Instruments, Inc., which expires at the end of the term of the last expiring patent developed for the technology relating to the Meiogenics Assets. Under this agreement, Beckman Instruments received a worldwide, non-exclusive license to technology relating to the Meiogenics Assets and is obligated to make royalty payments to the Company in the event it sells products covered by the Meiogenics Assets.


INTEGRATED DNA TECHNOLOGIES (IDNA)


The Company has entered into an asset purchase agreement with IDNA under which the Company acquired certain assets and was granted an exclusive sublicense of certain patents and patent applications relating to CPT (the IDNA Assets) from IDNA effective March 5, 1993. On March 31, 1997, the Company and IDNA entered into an amendment to the IDNA Agreement pursuant to which the Company agreed to fund a research and development program to be carried out by IDNA. In June 2001, the Company paid IDNA US$351,000 in settlement of all future amounts owed under the IDNA agreement.


TAKARA BIOMEDICAL GROUP

In January 2002, the Company entered into an agreement with Takara Biomedical Group, a wholly owned subsidiary of Takara Shuzo Company, Ltd. Under this agreement, the Company granted Takara a worldwide non-exclusive license to patent rights pertaining to CPT in exchange for financial consideration from Takara. In 2002, the Company received upfront and milestone payments totalling US$5 million. The financial terms of the license agreement include royalties on product sales. The Company received a milestone payment and limited royalty payments from this agreement in 2003.


                     PATENTS AND OTHER INTELLECTUAL PROPERTY


The Company holds directly, or has license rights to, a number of issued patents pertaining to CPT. Patents directed to CPT have been issued by the US Patent and Trademark Office (USPTO) and corresponding Patents have also been issued in Canada, Japan, Australia, Germany, Sweden, Austria, Belgium, Switzerland, Great Britain, Luxembourg, Netherlands, France and Italy.


The Company has filed additional patent applications related to CPT in major jurisdictions, which are currently in various stages of prosecution. The Company has also filed patent applications pending with the USPTO relating to various improvements to CPT and have filed similar multi-national patent applications under the Patent Co-Operation Treaty, which correspond to those in the USPTO. We expect to reduce the number of patent applications in prosecution, as CPT becomes less important to the future strategic direction of the Company.


                                LEGAL PROCEEDINGS


THIRD WAVE TECHNOLOGIES, INC. SETTLEMENT AGREEMENT


In September 2000, the Company filed suit in the State of Washington against Third Wave Technologies, Inc. (TWTI) charging that TWTI's Invader(TM) assay products and technology infringe on one of the Company's CPT patents. In October 2000, the Company and TWTI entered into a Settlement Agreement. In the settlement, the Company agreed not to sue TWTI or any of its affiliates, distributors or licensees for infringement or otherwise with respect to the manufacture, use or sale of TWTI's Invader(TM) products as defined in the settlement agreement. TWTI in turn agreed not to challenge the ownership or validity of the Company's patents. As part of the settlement, the Company received from TWTI, US$4 million in cash and shares of TWTI common stock which was to be valued at US$6 million at the time of the next financing by TWTI. Upon completion of TWTI's Initial Public Offering in February 2001, the Company received 545,454 shares of TWTI's common stock representing a then market value of US$6 million. At

December 31, 2002, the Company valued these securities at approximately US$545,000. On January 14, 2003 the Company completed the sale all of its holdings of TWTI common stock for total proceeds of US$1.6 million. This resulted in a gain from the sale of the marketable securities in the amount of approximately US$1 million that was reported in first quarter 2003 results.


                                  RECENT EVENTS


On April 20, 2004, IDB announced that it had signed an agreement to acquire the assets of the vaccine business currently carried on by Shire and Shire Biologics. The purchase price for the assets is US$120 million payable as follows:


On the closing of the transaction:


(a)      US$30 million payable in cash; and


(b)      at the option of IDB, either:


         (i)      US$60 million in cash; or


         (ii) 5,425,593 subscription receipts (subject to adjustment), each of which will entitle the holder thereof to acquire one common share of IDB, at no additional cost, for a period of 18 months beginning 120 days after closing; and


on the first anniversary of the closing, a further US$30 million payable in cash.


In the event that IDB elects to deliver subscription receipts at closing and the weighted average trading price of IDB's shares on the Nasdaq National Market for the 10 trading days immediately prior to the closing date (the "Weighted Average Price") is more than US$11.0587, the number of subscription receipts actually delivered will be reduced to ensure the value of such subscription receipts on the closing date (based on the Weighted Average Price) will be US$60 million. However, in no case will the number of subscription receipts be reduced by more than 9.1%.


In the event that IDB elects to deliver subscription receipts at closing and the Weighted Average Price is less than US$11.0587, IDB will also be required to deliver a promissory note to Shire pursuant to which it will agree to pay an amount equal to the difference between the value of such subscription receipts on the closing date (based on the Weighted Average Price) and US$60 million. However, in no case will the amount of such promissory note be more than US$6 million.


In addition, at closing an affiliate of Shire will provide IDB with a funding facility of up to US$100 million to be used over a four year period to finance the continued development of the vaccine business being acquired by IDB. Subject to certain requirements to make minimum payments, repayment of the facility will be made out of funds received by IDB from certain sales, if any, of the products of the business acquired from Shire and developed using the funding facility. There are certain caps on the repayment obligations based on the amount drawn and the directed use of the funds.


Each of IDB and Shire will have the right, in certain circumstances, to require repurchase (for cash) of any subscription receipts issued at closing. Those circumstances are under the direct control of IDB.


Additional adjustments to the purchase price may be made for: (a) the amount of working capital in the business acquired as of the closing date; and (b) any costs incurred, or cash flow received, by Shire in connection with operating the business after June 30, 2004 if the closing date does not occur by that date.


Closing of the transaction, which is anticipated to occur on or about June 30, 2004, is subject to approval of the Canadian government under certain government contracts, other regulatory approvals and other usual conditions of closing.

The acquisition of the vaccine business carried on by Shire is expected to provide IDB with, among other things:


(a) an antigen supply for IDB's intranasal FluINsure vaccine, which is currently in clinical trials;

(b) an injectable flu vaccine (known as Fluviral) previously developed by Shire;

(c) an agreement with the Canadian government which provides that the Canadian government will buy Fluviral for public use and will pay a certain percentage of required capital investments to develop sufficient infrastructure and capacity to guarantee a supply of Fluviral for the entire population of Canada in the event of a pandemic. IDB expects to sell approximately 7 million doses of Fluviral to the Canadian government under this agreement in 2004 if the transaction is completed;

(d) an agreement with Technology Partnerships Canada pursuant to which that Canadian federal government agency agrees to provide funding for the development of a portfolio of pipeline vaccine candidates being developed by Shire;

(e) a 120,000 square foot influenza vaccine manufacturing facility and fill/finish plant in St. Foy, Quebec that is currently being expanded to 200,000 square feet. When this expansion is complete, total manufacturing capacity at this plant is expected to be 40 million to 50 million doses of flu vaccine per year;

(f) a 68,000 square foot vaccine research centre currently under construction in Laval, Quebec;

(g) a 60,000 square foot fully integrated vaccine development and pilot manufacturing facility in Northborough, Massachusetts; and

(h) a pipeline of vaccine candidates targeting various diseases which are currently under development by Shire.


The vaccine business being acquired generated sales of approximately Cdn$36 million in 2003, primarily from the sale of Fluviral vaccines. Shire (through the business to be sold to IDB) is currently believed to be the 5th largest influenza vaccine manufacturer in the world.


                         FACILITIES AND HUMAN RESOURCES


The Company's headquarters are located in a leased 2,906 square foot office facility in Vancouver, British Columbia. Four employees are located at this facility. The lease expires on February 28, 2009.


The Company's research and development facilities are located in Bothell, Washington and Ville St. Laurent, Quebec. The Company also leases offices for its clinical and regulatory affairs staff in Columbia, Maryland.


The Bothell location is a leased 28,647 square foot facility. Approximately 11,000 square feet accommodate research and development, including the areas of microbiology, protein chemistry, molecular biology, quality control, quality assurance, chemistry and fermentation. Included within this facility is a pilot manufacturing suite that the Company believes will allow it to produce clinical-grade materials in accordance with Good Manufacturing Practices up to and including Phase II human clinical trials. They are currently 69 employees (including students and contract employees) located at this facility. The lease on this facility expires on January 1, 2012.


The Ville St. Laurent location is a leased 15,400 square foot facility of which approximately 9,000 square feet accommodate research, including the areas of chemistry, molecular biology, vaccine formulation and process development. There are currently 67 employees (including students and contract employees) located at this facility. The lease on this facility expires on October 13, 2013.


The Baltimore location is a leased 3,284 square foot facility that houses the Company's clinical and regulatory affairs group. There are currently 12 employees located at this facility. The lease on this facility expires on June 30, 2008.


                     AUDITORS, TRANSFER AGENT AND REGISTRAR


Our auditors are KPMG LLP, 777 Dunsmuir Street, Vancouver, British Columbia, V7Y 1K3


Our transfer agent and the registrar for our common shares is Computershare Trust Company of Canada at its principal offices in Vancouver, British Columbia and Toronto, Ontario.


                          DESCRIPTION OF SHARE CAPITAL


The Company's authorized capital consists of 200,000,000 common shares without par value, 100,000,000 Class "A" Preference Shares with a par value of Cdn$10 each and 100,000,000 Class "B" Preference Shares with a par value of Cdn$50 each. As of April 22, 2004, 41,971,744 common shares and no Class "A" Preference Shares or Class "B" Preference Shares were issued and outstanding.


COMMON SHARES


Holders of our common shares are entitled to one vote per common share on all matters that may be brought before them. Holders of our common shares are, subject to the rights of holders of our preference shares, entitled to receive dividends when declared by our board of directors and to receive a PRO RATA share of our assets available for distribution to shareholders in the event of liquidation, dissolution or winding up. There are no redemptions, conversion or pre-emptive rights attached to our common shares.


PREFERENCE SHARES


Our Class "A" Preference Shares and Class "B" Preference Shares may, from time to time, be issued in one or more series, and our board of directors is authorized to create and attach special rights and restrictions to a series of shares. In the event that we are liquidated, dissolved or wound up, or in the event of any distribution of our assets for the purpose of the winding-up of our affairs, holders of our preference shares are entitled, unless otherwise provided in the special rights and restrictions attached to the shares, after the payment of unpaid dividends, to be paid the amount of capital paid up per share from our assets before the holders of our common shares receive any assets. All of our Class "A" Preference shares and Class "B" Preference shares rank equally as to dividends or return of capital on winding up or otherwise. The holders of Class "A" Preference shares and Class "B" Preference shares are not entitled to vote at any general meeting of our shareholders unless expressly provided as a special right.


SHAREHOLDER RIGHTS PLAN


In 1996, we implemented a shareholder rights plan. Under the terms of the plan, if any shareholder becomes a beneficial holder of 20% or more of our common shares, other than pursuant to a permitted bid, all shareholders, other than the beneficial holder in question, are given the right to acquire more of our common shares at significant discounts to the then current market price of those shares.


The purpose of the rights plan is to ensure that all shareholders receive equal treatment in the event of a takeover bid and to ensure that we have sufficient time to properly assess any such bid and to explore other alternatives to maximize shareholder value. At our 2002 annual meeting, shareholders approved the extension of the rights plan for a period of three years until the date of our annual general meeting in 2005.

                              MARKET FOR SECURITIES


The Company's common shares are traded on The Toronto Stock Exchange (the TSE) in Canada under the symbol "IDB", on The NASDAQ National Market in the United States under the symbol "IDBE".


The common shares commenced trading on the TSE on October 24, 1995 and the common shares commenced trading on The NASDAQ National Market on September 25, 2000.


On December 14, 2000, the Company was added to the Toronto Stock Exchange 300 Composite Index and the S&P/TSE Canadian SmallCap Index.

TRADING PRICE AND VOLUME

DATE                                       AVERAGE HIGH    AVERAGE LOW        AVERAGE CLOSE      VOLUME 100S
January, 2003                                 $ 10.94        $ 10.16             $ 10.56          2,324,151
February, 2003                                   9.75           9.16                9.38          1,604,761
March, 2003                                      8.53           8.10                8.33            893,292
April, 2003                                     10.74          10.24               10.50          1,233,885
May, 2003                                       13.53          12.78               13.19          2,243,138
June, 2003                                      15.32          14.54               14.91          1,799,617
July, 2003                                      15.09          14.47               14.80          1,218,315
August, 2003                                    17.39          16.74               17.05            981,353
September, 2003                                 22.27          20.83               21.67          2,621,956
October, 2003                                   20.77          19.64               20.03          2,544,276
November, 2003                                  15.95          14.91               15.31          2,322,528
December, 2003                                  16.25          15.60               15.90          2,296,138

                             DIRECTORS AND OFFICERS

The following table shows the full name, municipality of residence, position with the Company and principal occupations of each of the directors and officers of the Company.

                                                                                            NUMBER AND % OF
NAME AND                                                                                    SECURITIES
MUNICIPALITY          POSITION WITH                                                         BENEFICIALLY
OF RESIDENCE          COMPANY               PRINCIPAL OCCUPATION      DIRECTOR SINCE        OWNED
--------------------  --------------------  ------------------------  --------------------  -----------------
Dr. Richard           Chairman of Board     Retired; Formerly         October 15, 1996      103,486
Bastiani(1)(3)        of Directors          President of Dendreon
Los Gatos, Ca                               Corp. (biotechnology                            (.25%)
                                            company)

Richard Bastiani was appointed to the Company's Board of Directors in October 1996. In August 1998, he was appointed Chairman of the Board. As the former President of Syva Company, an in-vitro diagnostics manufacturer, Dr. Bastiani is a well known industry executive. He was most recently President of Dendreon Corp., a Seattle, Washington biotechnology company focused on the development of innovative cancer therapies. From 1972 to 1991, Dr. Bastiani held a succession of Vice President positions at Syva. He was responsible at various times for conducting clinical studies, obtaining regulatory approvals, establishing a new division within the company, and conducting worldwide marketing, sales and service activities. In 1991, Dr. Bastiani was appointed President, a position he held until 1995 when Syva was acquired by Behringwerke AG, a subsidiary of Hoechst AG.


OTHER BOARD AFFILIATIONS: ABAXIS, INC.; AND DISCOVERX CORPORATION

Dr. Anthony F.        CEO and Director      Chief Executive Officer   March 4, 1991         324,934
Holler                                      of IDB                                          (.77%)
Vancouver, BC

Anthony F. Holler was one of the original founders of ID Biomedical Corporation and has been a member of the Company's Board of Directors since inception. Dr. Holler has held a number of executive positions with the Company including President. On March 27, 2001 Dr. Holler was appointed Chief Executive Officer.

Prior to founding ID Biomedical, Dr. Holler served as an emergency physician at University Hospital at The University of British Columbia. He is a member of the British Columbia College of Physicians and Surgeons.

OTHER BOARD AFFILIATIONS: CORRIENTE RESOURCES INC.

Daniel A.             Director              President of Carriere     August 24, 1998       239,666
Carriere(1)                                 Financial Services Inc.
Vancouver, BC                               (venture capital company)                       (.57%)


Daniel A. Carriere was appointed to the Company's Board of Directors in August, 1998. Mr. Carriere is currently Senior Vice President of Corriente Resources Inc. Mr Carriere is also the President of Carriere Financial Services Inc. a Canadian firm specializing in growth and financial strategies for small to medium capitalized companies. Mr. Carriere has been a significant shareholder in the Company since the Company's initial public offering in 1991.

OTHER BOARD AFFILIATIONS: EXCAPE INC.; INFINITY FILM ENTERTAINMENT, BOG PRODUCTIONS INC.; BOG PRODUCTIONS (1999) INC.; PRECIPICE PRODUCTIONS LTD; ZACHOR PRODUCTION LIMITED; NUTSHELL PRODUCTIONS LTD.; DUTY PRODUCTIONS LTD.; GUINEA PIG PRODUCTIONS LTD.; AND COMEDIC PRODUCTIONS LTD.

Richard H.            Director              Retired; Vice Chairman    September 13, 1999    55,662
McCoy(1)(2)                                 Investment Banking, TD
Toronto, ON                                 Securities Inc.                                 (.13%)
                                            (investment dealer)

Richard McCoy has been in the investment business for over 35 years. Prior to retiring in October, 2003, Mr. McCoy was Vice Chairman, Investment Banking at TD Securities Inc., one of Canada's largest investment firms. Prior to joining TD Securities Inc. in May 1997, Mr. McCoy was Deputy Chairman of CIBC Wood Gundy Securities. Mr. McCoy holds an MBA from the Richard Ivey School of Business Administration, University of Western Ontario.

OTHER BOARD AFFILIATIONS: ABERDEEN ASIA-PACIFIC INCOME INVESTMENT CO.; ABERDEEN G7 TRUST; ROTHMANS INC.; AND PUBLIC STORAGE CANADIAN PROPERTIES.

Michel Greco(1)(2)    Director              Retired,  Formerly        October 24, 2002      0
France                                      President, Aventis
                                            Pasteur

Michel Greco was appointed to the Company's Board of Directors in October, 2002. Beginning in 1998 and until his retirement at the end of 2002, Mr. Greco was President and COO and a Supervisory Board member of Aventis Pasteur, a world-leading vaccine manufacturer. Prior to becoming President of Aventis Pasteur, Mr. Greco was President and Chief Executive Officer of Pasteur Merieux MSD from 1994 to 1998, a European joint venture between Aventis Pasteur and Merck and Co. Mr. Greco has also held a number of industry-wide responsibilities over the years, including President of the European Vaccine Manufacturers Group, Chairman of the Biological Committee of the International Federation of Pharmaceutical Manufacturers Associations, as well as a member of the World Health Organization, Department of Vaccines and Biologicals, Strategic Advisory Group of Experts. Mr. Greco holds an MBA from the Richard Ivey School of Business Administration, University of Western Ontario.

OTHER BOARD AFFILIATIONS: VAXGEN INC.; FLAMEL; INTERCELL; DAS SAS; IAVI (THE INTERNATIONAL AIDS VACCINE INITIATIVE);AERAS GLOBAL TUBERCULOSIS VACCINE FOUNDATION; AND IVI(THE INTERNATIONAL VACCINE INSTITUTE).

Jon S. Saxe(1)(2)     Director              Retired; Formerly         November 10, 1993     62,783
Los Altos, CA                               President, Protein
                                            Design Labs, Inc.                               (.15%)
                                            (biopharmaceutical
                                            company)

Jon S. Saxe was appointed to the Company's Board of Directors in 1993. He was President from 1995 - 1999 and is a Director of Protein Design Labs, Inc., a biotechnology company headquartered in Fremont, California that is developing a portfolio of therapeutic antibodies to prevent and treat serious medical problems such as cancers, asthma, inflammatory bowel disease and other inflammatory conditions. Until 1994, Mr. Saxe was Principal of Saxe Associates - consultants to venture capital firms and biotechnology, diagnostic, and pharmaceutical companies. Mr. Saxe is former Vice President, Licensing and Corporate Development of Hoffmann-LaRoche Inc., where he worked for nearly 30 years (1960-1989). He held the position of CEO and President at Synergen, Inc. from 1989 to 1993.

OTHER BOARD AFFILIATIONS: INCYTE CORPORATION; INSITE VISION, PROTEIN DESIGN LABS, INC.; QUESTCOR PHARMACEUTICAL; FIRST HORIZON PHARMACEUTICALS, INC.; DURECT, INC.; SCICLONE, INC.; AND SEVERAL PRIVATE COMPANIES.

Brian J.              Director              Vice President, MDS       September 13, 1999    4,000
Underdown(1)(3)                             Capital Corporation and
Hamilton, ON                                President, University                           (.01%)
                                            Medical Discoveries Inc.

Dr. Underdown, an immunologist by training, is Senior Vice-President and Managing Director, Technology Investing at MDS Capital Corporation and President, University Medical Discoveries Inc. Prior to joining MDS Capital Corporation in 1997, Dr. Underdown was Assistant Vice President Research and Director of Immunology at Pasteur Merieux Connaught, one of the world's leading vaccine manufacturers. From 1970 to 1994, Dr. Underdown held a number of academic positions including Professor and Associate Dean Research at the Faculty of Medicine, University of Toronto and Professor, Department of Pathology and Associate Dean Research at the Faculty of Health Sciences, McMaster University.

OTHER BOARD AFFILIATIONS: UNIVERSITY MEDICAL DISCOVERIES INC.; CYTOCHROMA INC.; TRILLIUM THERAPEUTICS INC.; WELLICHEM BIOTECHNOLOGIES INC.; MERIX BIOSCIENCES INC.; SALPEP INC.; AND CANVAC, THE CANADIAN CENTRE FOR VACCINES AND IMMUNOTHERAPEUTICS.

Ian A. Webb(3)        Director              Partner, Borden Ladner    July 11, 1997         6,386
Vancouver, BC                               Gervais LLP (law firm)                          (.02%)

Ian A. Webb was elected to the Company's Board of Directors in July, 1997. Mr. Webb is a partner of the law firm of Borden Ladner Gervais LLP. His practice focuses on corporate and securities law with an emphasis on the legal requirements of public companies in a wide variety of industry sectors including biotechnology, mining and forestry. Mr. Webb obtained a Bachelor of Laws Degree from Osgoode Hall Law School in 1981 and a Masters Degree in Theoretical Physics from the University of Saskatchewan in 1976.

OTHER BOARD AFFILIATIONS: NONE

Todd R. Patrick       President and         President of IDB          May 18, 2000          100,963
Bellevue, WA          Director                                                              (.24%)

Todd R. Patrick is the President of the Company, as well as a member of the Board of Directors. In addition, Mr. Patrick currently serves as the acting Chief Financial Officer and is a Director of IDB's subsidiary companies, ID Biomedical of Washington Corporation and ID Biomedical of Quebec Corporation. Mr. Patrick has been employed by the Company since July 1, 1994 and has been a Director since May, 2000. Mr. Patrick joined the Company from the University of California, Los Angeles (UCLA), where, as the Director of the Office of Intellectual Property Administration, he was responsible for the patenting and licensing of the intellectual property arising out of UCLA. Prior to establishing UCLA's technology transfer program in 1989, Mr. Patrick served as the Executive Director of the Washington State University (WSU) Research Foundation.

OTHER BOARD AFFILIATIONS: CONTROL DYNAMICS, INC.; WSU RESEARCH FOUNDATION BOARD OF TRUSTEES; AND WASHINGTON BIOMEDICAL AND BIOTECHNOLOGY ASSOCIATION.

Deborah L. Bowers     Corporate Secretary   Corporate Secretary of    N/A                   7,940
Vancouver, BC                               IDB                                             (.02%)

DEBORAH L. BOWERS has served as Corporate Secretary of the Company since January 1999. During her tenure at the Company, Ms. Bowers has held the positions of Assistant Corporate Secretary (1998-1999) and Executive Assistant - Legal (1997 to 1998). Before joining ID Biomedical in 1997, she held various positions in the corporate and securities industries.


Richard Bear          VP, Finance and       VP, Finance and           N/A                   0
Bellevue, WA          Administration        Administration

RICHARD BEAR is the Vice President of Finance and Administration for the Company. Prior to joining the Company in June 2002, Mr. Bear held various corporate finance positions with XO Communications. Before XO Communications, Mr. Bear was Director of Finance for AT&T Wireless Communication. Mr. Bear received his BA in Business Administration from the University of Washington and is a CPA.

Note:    (1) Member of the Audit Committee of the board of directors
         (2) Member of the Compensation Committee
         (3) Member of the Corporate Governance Committee

The term of office for each director expires on the date of the next annual general meeting of the Company or until their successors are duly elected or appointed. The following directors have been determined to be independent under the Nasdaq National Market rules by our current board of directors: Dr. Richard Bastiani; Daniel Carriere; Richard H. McCoy; Michel Greco; Jon S. Saxe; and Brian J. Underdown.

                      COMMITTEES OF THE BOARD OF DIRECTORS

The Company has an Audit Committee, a Compensation Committee and a Corporate Governance Committee.

AUDIT COMMITTEE


          MEMBER                              UNRELATED/RELATED            MANAGEMENT/NON-MANAGEMENT
          ----------------------------------- ---------------------------- ----------------------------
          Richard H. McCoy
          (Chairman/Financial Expert(1))      Unrelated                    Non-Management
          Dr. Richard Bastiani                Unrelated                    Non-Management
          Michel Greco                        Unrelated                    Non-Management
          Jon S. Saxe                         Unrelated                    Non-Management
          Dr. Brian J. Underdown              Unrelated                    Non-Management
          Daniel A. Carriere                  Unrelated                    Non-Management

(1) Financial expert as determined by the Board of Directors in accordance with applicable regulatory requirements.

The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community and others with respect to the Corporation's: (a) financial statements; (b) financial reporting process; (c) systems of internal accounting and financial controls; (d) external auditors' reports; and (e) risk identification, assessment and management program. It is the responsibility of the Committee to maintain an open avenue of communication between itself, the external auditors and the management of the Corporation. In performing its role, the Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of the Corporation. It is also empowered to instruct and retain outside counsel or other experts as required. The Committee met three times in fiscal 2003. At two of the three meetings, four of the six members attended and at one of the three meetings all six members attended. The Company has one audit committee "financial expert" as defined under Section 407 of the Sarbanes-Oxley Act of 2002 (SOX).

CHARTER OF THE AUDIT COMMITTEE

A. The audit committee shall consist of a minimum of three outside members of the board of directors, of which all shall be unrelated directors. One member must be an individual who, in the opinion of the Board of Directors, is a financial expert.
B. Subject to any duties and responsibilities imposed by the Board of Directors, the audit committee shall have the following duties and responsibilities:
         1. to assist the Board of Directors in fulfilling its fiduciary responsibilities relating to the Company's accounting and reporting practices and the integrity of the Company's internal accounting controls and information systems;
         2. to be directly responsible for the appointment, termination, compensation and oversight of the Company's independent auditors;
         3. to review with the auditors of the Company any financial statement that is presented to an annual general meeting or provided to shareholders or filed with regulatory authorities, including any financial statement contained in a prospectus, registration statement or other similar document, and to report thereon to the Board of Directors;
         4. to review the annual report and any interim reports of the auditors and, through periodic meetings with the auditors, to review the adequacy of internal accounting and audit procedures;
         5. to ensure that no restrictions are placed by management on the scope of the auditors' review and examination of the Company's accounts;
         6.       to review and approve all related party transactions;
         7. to recommend to the Board of Directors the firm of independent auditors to be nominated for appointment by the shareholders at the next annual general meeting;
         8. to review and approve all press releases on all annual financial results of the Company;
         9. to receive, investigate and take appropriate action on accounting complaints and concerns; and
         10. to address all reported concerns or complaints regarding corporate accounting practices, internal controls or auditing. The Chairman of the corporate governance committee shall immediately notify the audit committee of any such complaint and work with the committee until the matter is resolved.

C. The audit committee shall meet at least once (by person or by teleconference) in each year to review and recommend approval by the Board of the annual financial statements for the immediately preceding fiscal year.
D. The audit committee has the authority to engage independent counsel and other advisors as they deem necessary to fulfill their duties and responsibilities.
E.       The audit committee shall be provided with all necessary funding for:
         1. compensating any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services;
         2.       compensation to any advisors employed by the audit committee;
                  and
         3. ordinary administrative expenses of the audit committee that are necessary or appropriate in carrying out its duties.

F. The audit committee will be responsible for approving all non-audit services to be performed by the external auditors as follows:

         1. the audit committee will pre-approve non prohibited (as defined by SOX) services to be provided by the external auditor (i.e. tax compliance, tax planning, audit, review of proposed accounting for new standards, issues etc.);

         2. the audit committee will pre-approve a range of fees for non-audit services by type of service based upon prior experience and current year expectations;

         3. any additional services not pre-approved will require approval by the audit committee prior to engagement; and

         4. any fees over the range approved or fees for services not contemplated but on the list of approved services will require approval of the audit committee Chairman if the fees are less than $10,000 and by the audit committee if the fees are more than $10,000.

Limitation

The duties and responsibilities set out above do not extend, and are not to be interpreted as extending, the obligations and liabilities of the directors beyond those imposed by applicable law and in each case are subject to the Memorandum and Articles of the Company and applicable law.

CORPORATE GOVERNANCE COMMITTEE

          MEMBER                              UNRELATED/RELATED            MANAGEMENT/NON-MANAGEMENT
          ----------------------------------- ---------------------------- ----------------------------
          Ian A. Webb (Chairman )             Related                      Non-Management
          Dr. Richard Bastiani                Unrelated                    Non-Management
          Dr. Brian J. Underdown              Unrelated                    Non-Management

The Corporate Governance Committee's mandate is to undertake activities as needed to assist the Board of Directors in providing efficient and effective corporate governance for the benefit of shareholders. The Committee's responsibilities include overseeing the effective functioning of the Board of Directors, reviewing the relationship between management and the Board of Directors, ensuring that the Board of Directors can function independently of management and reviewing the size and composition of the Board on a periodic basis. The Committee, together with management, monitors corporate governance initiatives. The Committee met formally once in fiscal 2003. Two of the three members were in attendance.

COMPENSATION COMMITTEE

          MEMBER                              UNRELATED/RELATED            MANAGEMENT/NON-MANAGEMENT
          ----------------------------------- ---------------------------- ----------------------------
          Jon S. Saxe (Chairman )             Unrelated                    Non-Management


          Richard H. McCoy                    Unrelated                    Non-Management
          Michel Greco                        Unrelated                    Non-Management

The Compensation Committee consults generally with, and makes recommendations to, the Board of Directors on, matters concerning executive compensation, including individual salary rates, and other supplemental compensation. The Committee met twice in fiscal 2003. At both meetings, all three members attended and at one of the two meetings, all non-management board members attended.


The Company does not have an executive committee of directors.


                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OF THE OTHER INFORMATION INCLUDED IN THIS ANNUAL INFORMATION FORM IN EVALUATING THE COMPANY AND ITS COMMON SHARES. INVESTING IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. ADDITIONAL RISKS AND UNCERTAINTIES THAT ARE NOT YET IDENTIFIED OR THAT WE CURRENTLY THINK ARE IMMATERIAL MAY ALSO MATERIALLY ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL CONDITION IN THE FUTURE. ANY OF THE FOLLOWING RISKS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS, OPERATING RESULTS OR FINANCIAL CONDITION.


                    RISKS RELATED TO OUR FINANCIAL CONDITION


WE HAVE GENERALLY INCURRED LOSSES SINCE OUR INCEPTION AND WE EXPECT TO CONTINUE TO INCUR SUBSTANTIAL LOSSES FOR THE FORESEEABLE FUTURE


With the exception of 2000, we have incurred significant operating losses since our inception in 1991, including a net loss of Cdn$31,923,429 million for the year ended December 31, 2003. As of that date, we had an accumulated deficit of Cdn$99,839,629 million based on Canadian generally accepted accounting principles. In order to further develop our vaccine products and technologies, we will need to incur significant and rising expenses in connection with our clinical development programs, possibly including construction of a Proteosome protein manufacturing plant, as well as pre-clinical development programs. As a result, we expect to incur operating losses for the foreseeable future. There can be no assurance that we will ever become profitable or that we will sustain profitability if we do become profitable. If we do not become profitable, the price of our shares may decline.

WE WILL REQUIRE A SIGNIFICANT AMOUNT OF ADDITIONAL CAPITAL TO DEVELOP AND COMMERCIALIZE OUR PRODUCTS


We will need to raise additional capital in order to finance our anticipated losses. We will also need to finance capital expenditures for equipment, intellectual property and other asset acquisitions. Our future capital requirements will be substantial, and will depend on many factors including:


         o the duration and cost of our clinical trials for FluINsure(TM) and StreptAvax(TM)


         o the progress and scope of our other collaborative and independent research, development and clinical projects


         o        the size and complexity of these programs


         o        the time and costs involved in seeking regulatory approvals


         o the time and costs involved in maintaining and expanding our manufacturing facilities


         o        our business development and commercialization strategy


         o the costs associated with filing, prosecution and enforcement of patent claims

Although we anticipate that our available cash resources, working capital, expected interest income, expected licensing revenue and estimated funding from corporate partnerships will enable us to maintain our currently planned operations for at least the next 12-24 months, there can be no assurance that this will be the case. There can be no assurance that additional capital will be available to us on favourable terms, or at all.


In the past, we have received funding from the Government of Canada through Technology Partnerships Canada. Our current funding from Technology Partnerships Canada will expire in March, 2004. While we do not currently intend to apply to renew this funding, we may choose to make such an application, in which case there can be no assurance we will receive such additional funding.


We may choose to raise additional capital from time to time, either through public or private debt or equity financings, licensing or other arrangements. Any additional equity financings could be dilutive to our shareholders and debt financings, if available, may subject us to restrictive covenants. Any financing done through licensing or other similar arrangements may require us to relinquish our rights to certain of our technologies, products or marketing territories. Our failure to raise capital when needed would harm our business, financial condition and results of operations.


OUR FUTURE REVENUES COULD FLUCTUATE SIGNIFICANTLY


Our licensing revenue was Cdn$2.5 million in 2001, Cdn$10.9 million in 2002 and Cdn$2.7 million in 2003. The substantial increase in revenue from 2001 to 2002 was attributable to licensing of our genomics technology. In accordance with our accounting policies, amortization of deferred licensing revenue in the amount of Cdn$2.7 million was recognized for 2003. Based on our current licensing agreements, amortization of deferred revenue is expected to continue at the present amount through 2006. The amortization of deferred revenue does not result in us receiving additional cash. We anticipate that substantially all of our revenue for the foreseeable future will result from licensing fees and milestone payments from existing and new partnership agreements, contract development, and collaboration arrangements. These fees and payments will be subject to significant fluctuation in both timing and amount, and will depend upon the structure of our current and future agreements and the development progress of licensed technology, including the achievement of development milestones by our partners. Our revenue and results of operations for any period may also not be comparable to the revenue or results of operations for any other period. Our failure to achieve anticipated revenue levels could have a negative effect on the price of our shares.


     RISKS RELATED TO THE DEVELOPMENT AND COMMERCIALIZATION OF OUR PRODUCTS


OUR SUCCESS DEPENDS ON THE SUCCESSFUL COMMERCIALIZATION OF THE FLUINSURE(TM) VACCINE AND STREPTAVAX(TM) Vaccine


The successful commercialization of our FluINsure(TM) and StreptAvax(TM) vaccines is crucial for our success. Both of these vaccines are currently in a relatively early stage of their clinical and manufacturing/process development and each of them faces a variety of risks and uncertainties. Principally, these risks include the following:


         o future clinical trial results may show that either the FluINsure(TM) vaccine or the StreptAvax(TM) vaccine is unsafe, not well tolerated by the recipients or not efficacious as compared to placebo

         o Future clinical trial results may be inconsistent with previous results. For example, the laboratory confirmed data from our current field efficacy trial may be inconsistent with data previously obtained


         o even if our FluINsure(TM) vaccine and StreptAvax(TM) vaccine are each shown to be safe and effective for its intended purpose, we may face significant or unforeseen difficulties in manufacturing these vaccines or their components. These difficulties may become apparent when we manufacture vaccines on a small scale for clinical trials and regulatory approval or may only become apparent when we try to scale-up the manufacturing to commercial scale


         o our ability to complete the development and commercialization of our vaccine products is significantly dependent upon our ability to obtain and maintain experienced and committed partners to assist us with obtaining clinical and regulatory approvals for, and the manufacturing, marketing and distribution of, our two vaccines on a worldwide basis


         o even if our products are successfully developed, commercially produced and receive all necessary regulatory approvals, there is no guarantee that there will be market acceptance of either vaccine


         o our competitors may develop vaccines or other treatments which are superior or less costly than our own with the result that our products, even if they are successfully developed, manufactured and approved, may not generate significant revenues


If we are unsuccessful in dealing with any of these risks, or if we are unable to successfully commercialize our FluINsure(TM) vaccine and our StreptAvax(TM) vaccine for some other reason, it would likely seriously harm our business.


OUR SUCCESS DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN COLLABORATIVE PARTNERS OVER WHOM WE HAVE LIMITED CONTROL


Our business depends on our ability to enter into arrangements with corporate and academic collaborators relating to the research, development, clinical testing, manufacturing, marketing and commercialization of our products. We usually acquire rights to intellectual property which we further develop with the expectation of increasing its value. If successful, we license or sublicense that intellectual property to others. We generally try to have our partners assume the obligation to manufacture, market and distribute the resulting products, although we expect to manufacture at least our Proteosome proteins. Consequently, our success depends upon our partners' ability to perform these tasks. We enter into these arrangements to reduce development risk and to earn licensing revenues. However, there can be no assurance that we will be able to establish necessary arrangements on favourable terms, or at all, or that current or future collaborative agreements will be successful.


Our dependence on collaborative agreements with third parties subjects us to a number of risks. Our business could be adversely affected if any collaborative partner breaches its agreement with us or fails to develop or commercialize any product to which it has rights, or any of its products over which we have rights. In addition, these collaborations may not be continued or result in successfully marketable products. If a collaborative partner fails to continue funding any particular program, that could delay or halt development or commercialization of any products which arise out of that program. If we are not able to establish further collaborative arrangements or any or all of our existing collaborative arrangements are terminated, we may have to seek new collaborative arrangements or undertake product development and commercialization at our own expense. This may:


         o limit the number of products that we are able to develop and commercialize


         o        reduce the likelihood of successful product introduction


         o        significantly increase our capital requirements


         o        place additional strain on our management resources


Disputes may arise with respect to the ownership of rights to any technology or products developed with any current or future collaborative partner. Lengthy negotiations with potential new collaborative partners or disagreements between us and our collaborative partners may lead to delays or termination in the research, development or commercialization of our products or result in time consuming and expensive litigation or arbitration.


OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR PROPRIETARY RIGHTS AND OPERATE WITHOUT INFRINGING UPON THE PROPRIETARY RIGHTS OF OTHERS


We try to protect the technology that we consider important to the development of our business by filing United States and selected foreign patent applications. We currently hold, or have licensed (or are in the process of licensing), several patents and pending patent applications in the United States and corresponding patents and patent applications filed in a number of countries throughout the world. These patents or patent applications are directed primarily to:


         -        our FluINsure(TM) and SteptAvax(TM) vaccines


         -        our Proteosome technology


         -        our gene-cloning and protein expression system


The patent position of biopharmaceutical and biotechnology firms, including us, is generally uncertain and involves complex legal and factual questions. We do not know whether any of our current or future patent applications will result in the issuance of any patents. Even issued patents may be challenged, invalidated or circumvented. Patents may not provide a competitive advantage or afford protection against competitors with similar technology. Competitors or potential competitors may have filed applications for, or may have received patents and may obtain additional and proprietary rights to compounds or processes used by or competitive with ours. In addition, the laws of certain foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States or Canada.


Patent litigation is becoming widespread in the biotechnology industry and we cannot predict how this will affect our efforts to form strategic alliances, conduct clinical testing or manufacture and market any products under development. If challenged, our patents may not be held valid. We could also become involved in interference proceedings in connection with one or more of our patents or patent applications to determine priority of invention. If we become involved in any litigation, interference or other administrative proceedings, we will likely incur substantial expenses and the efforts of our technical and management personnel will be significantly diverted. In addition, an adverse determination could subject us to significant liabilities or require us to seek licenses that may not be available on favourable terms, if at all. We may be restricted or prevented from manufacturing and selling our products in the event of an adverse determination in a judicial or administrative proceeding or if we fail to obtain necessary licenses.


Our commercial success also depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties. Patent applications are, in many cases, maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and patent applications are filed. In the event of infringement or violation of another party's patent, we may be prevented from pursuing product development or commercialization.


In addition to patents, we rely on trade secrets and proprietary know-how to protect our intellectual property. We generally require our employees, consultants, outside scientific collaborators and sponsored researchers and other advisors to enter into confidentiality agreements (which include, in the case of employees, non-competition provisions). These agreements provide that all confidential information developed or made known to the individual during the course of the individual's relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. In the case of our employees, the agreements provide that all of the technology which is conceived by the individual during the course of employment is our exclusive property. These agreements may not provide meaningful protection or adequate remedies in the event of unauthorized use or disclosure of our proprietary information. In addition, it is possible that third parties could independently develop proprietary information and techniques substantially similar to ours or otherwise gain access to our trade secrets.


WE MAY NOT BE ABLE TO OBTAIN REGULATORY APPROVALS THAT WILL BE NECESSARY TO COMMERCIALIZE OUR PRODUCTS


The manufacture and sale of medical devices and human vaccine and therapeutic products in the United States and Canada is governed by a variety of statutes and regulations in both countries. These laws govern the development, testing, manufacture, safety, efficacy, record keeping, labelling, storage, approval, advertising, promotion, sale and distribution of biopharmaceutical products. If our products are ultimately marketed abroad, they would also be subject to extensive regulation by foreign governments. There can be no assurance that we will be able to obtain or, if obtained, maintain the required regulatory approvals or comply with the applicable regulatory requirements for any of our products in development. If we are unable to obtain or retain necessary regulatory approvals, we may not be able to commercialize our products.


The products we have currently under development will require significant development, preclinical testing (except our FluINsure(TM) and StreptAvax(TM) vaccines which have completed preclinical testing), clinical testing and investment of significant funds prior to their commercialization. Securing regulatory approval requires us to submit extensive preclinical and clinical data and supporting information for each indication to establish the product's safety and efficacy. The process of completing development, preclinical and clinical testing and obtaining subsequent approvals is likely to take a number of years. Any delay in obtaining approvals may:


          - adversely affect the successful commercialization of products that we or our collaborative partners develop


          - diminish any competitive advantages that we or our collaborative partners may obtain


          -    adversely affect our receipt of revenues or royalties


Certain material changes to an approved product such as manufacturing changes or changes in the supplier of raw materials are subject to further regulatory review and approval. For example, we are likely to change bulk flu antigen in commercialization of the FluINsure(TM) vaccine. Such a change will likely require a relatively small clinical "bridging" study, but could involve more extensive clinical studies. Any required approvals, once obtained, may be withdrawn. Compliance with other regulatory requirements may not be maintained. Additionally, if we fail to comply with applicable regulatory requirements at any stage during the regulatory process, we or our contract manufacturers may be subject to sanctions, including:


         -        fines


         -        product recalls or seizures


         -        injunctions


         - refusal of regulatory agencies to review pending market approval applications or supplements to approval applications


         -        total or partial suspension of production


         -        civil penalties


         -        withdrawals of previously approved marketing applications

         -        criminal prosecution


We and our contract manufacturers will be required to comply with applicable good manufacturing practices regulations, which include requirements relating to quality control and quality assurance as well as the corresponding maintenance records and documentation. Manufacturing facilities must be approved before we can use them in commercial manufacturing of our products and are subject to inspection by regulatory agencies. We and our contract manufacturers may not be able to comply with the applicable good manufacturing practice requirements and other regulatory requirements, which could have a material adverse affect on our business, financial condition and results of operations.


EVEN IF WE ARE ABLE TO COMMERCIALIZE OUR PRODUCTS, OUR PRODUCTS MAY NOT GAIN MARKET ACCEPTANCE


Whether or not any our products gain market acceptance among physicians, patients, healthcare payors and the medical community, as well as the degree of market acceptance of any of our products, will depend on a number of factors, including:


         - establishment and demonstration of clinical usefulness and safety


         -        cost-effectiveness of the products


         -        their potential advantage over alternative products


         -        reimbursement policies of governments and third-party payors


         -        marketing and distribution support for the products


For example, we will not be the first company to have an intranasal flu vaccine on the market. The success of other products in this market segment in establishing the market, their pricing, their clinical usefulness or other potential advantages or disadvantages, will very likely have a major impact on the success of our product. If our products do not achieve significant market acceptance, our business, financial condition and results of operations will be harmed.


In addition, third-party payors such as government health administration authorities, managed care providers and private health insurers are increasingly challenging the price and examining the cost effectiveness of medical products and services. If these third-party payors fail to provide adequate coverage for our products, the market acceptance of the products may be adversely affected.


WE DEPEND ON LICENSES AND SIMILAR CONTRACTUAL ARRANGEMENTS WITH THIRD PARTIES IN ORDER TO DEVELOP OUR PRODUCTS AND TO CARRY OUT OUR RESEARCH AND DEVELOPMENT PROGRAMS


We currently hold a number of important intellectual property licenses including:


         - an exclusive license from the University of Tennessee Research Corporation covering know-how, technology and several issued patents and patent applications relating to the development of a vaccine against Group A streptococcus


         - an exclusive license from the Walter Reed Army Institute of Research relating to our Proteosome technology


These licenses, and others, are important because we rely on them to develop our products. There can be no assurance that these licenses will not be terminated by our licensors or that they will be renewed when necessary. We may also acquire additional licenses to technologies developed by other companies or academic institutions. Pursuant to the terms of these agreements, we may be required to exercise diligence in bringing products to market and to make milestone payments that, in some instances, could be substantial. We may also be obligated to make royalty payments on the net sales, if any, of products resulting from our licensed technology and, in some instances, could be responsible for the costs of filing and prosecuting patent applications. For example, we are obligated to pay Walter Reed Army Institute royalties on the sale of our FluINsure(TM) vaccine, and to make two milestone payments to the University of Tennessee Research Corporation in connection with the development of our StreptAvax(TM) vaccine. We cannot assure you that the licenses we currently have will be maintained in good standing or that the underlying technology or patent rights which are the subject of the licenses will continue to be of any value to us.


COMPETITION IN OUR TARGETED MARKETS IS INTENSE AND DEVELOPMENTS BY OTHER COMPANIES COULD RENDER OUR PRODUCTS OR TECHNOLOGIES NON-COMPETITIVE


The biotechnology industry is highly competitive and subject to significant and rapid technological change. Developments by other companies within the industry could render our products or technologies non-competitive. Competitors have developed technologies that could form the basis for competitive products. Some of these products may be more effective or have an entirely different approach or means of accomplishing the desired effect than our products. We expect technological competition from biotechnology companies and academic research institutions to increase over time.


Many of our competitors and potential competitors have substantially greater product development capabilities and financial, scientific, marketing and human resources than we do. Our competitors may succeed in developing products earlier and obtaining regulatory approvals and patent protection for such products more rapidly than we can.


We are aware that, at a minimum, the following companies are developing intranasal influenza vaccines: Antigenics, Chiron, Corixa, Innovax, Merck, Berna Biotech and Aventis (collaboration), Coley Pharmaceutical Group, Lyfaproun, Norwegian Health Authority and Solvay and West Pharmaceuticals (collaboration). FluMistTM, an intranasal influenza vaccine, developed by MedImune and being co-marketed with Wyeth, received approval for marketing in the United States in 2003. The competition for these types of products is expected to be fierce, and there may be other companies pursuing intranasal programs. In addition, there are several injectable vaccines already on the market to protect against flu, and other potential improved vaccines (such as those using adjuvants, being delivered by powder injection or via skin patches) are in development.


We are not aware of any vaccines for Group A streptococcus that are currently undergoing clinical testing in humans. However, we are aware of other competing preclinical programs by The Rockefeller University and Siga Technologies; the University of Minnesota and Wyeth; Baxter; and Shire Biologics


OUR LACK OF COMMERCIAL MANUFACTURING EXPERIENCE MEANS THAT WE WILL HAVE TO INCUR SUBSTANTIAL COSTS TO DEVELOP MANUFACTURING FACILITIES OR CONTRACT WITH THIRD PARTIES OVER WHOM WE HAVE LIMITED CONTROL TO DEVELOP OUR PRODUCTS


In order to be successful, our products must be manufactured in commercial quantities in compliance with regulatory requirements and at acceptable costs. We do not have facilities to commercially manufacture our products or the Proteosome proteins under development and we must initially obtain the small amounts of products we require for clinical studies from contract manufacturing companies or our own pilot-scale facilities. In order to manufacture our products in commercial quantities, we will need to develop manufacturing facilities or contract with third parties to manufacture our products. We may not be able to develop or otherwise secure access to appropriate facilities and manufacturing contracts with third parties may not be available to us on favourable terms, if at all.


OUR LACK OF MARKETING AND SALES EXPERIENCE MEANS THAT WE MUST RELY ON THE EFFORTS OF OTHERS TO COMMERCIALIZE OUR PRODUCTS


We do not have a marketing, sales or distribution capability. We intend to enter into arrangements with third parties to market and sell most of our products. We may not be able to enter into marketing and sales arrangements with others on favourable terms, if at all. To the extent that we enter into marketing and sales arrangements with other companies, our revenues will depend on the efforts of others and which efforts may not be successful. If we are unable to enter into satisfactory third-party arrangements, then we must develop a marketing and sales force, which may need to be substantial in size, in order to achieve commercial success for any product. We may not successfully develop or obtain the necessary marketing and sales experience or have sufficient resources to do so. If we fail to establish successful marketing and sales capabilities or to enter into successful marketing arrangements with third parties, our business, financial condition and results of operations will be materially adversely affected.


OUR DEVELOPMENT PROGRAMS AND PRODUCTS SUBJECT US TO THE RISK OF PRODUCT LIABILITY CLAIMS FOR WHICH WE MAY NOT BE ABLE TO OBTAIN ADEQUATE INSURANCE COVERAGE


Human therapeutic products and medical devices involve the risk of product liability claims and associated adverse publicity. Currently, our principal risks relate to participants in our clinical trials who may become ill or suffer unintended consequences from our vaccines. If we ultimately are successful in commercializing a product, claims might be made directly by consumers, healthcare providers or by pharmaceutical companies or others selling our products. There can be no assurance that we will be able to obtain or maintain sufficient and affordable insurance coverage for any of these claims and, without sufficient coverage, any claim brought against us could have a materially adverse effect on our business, financial condition or results of operations.


OUR BUSINESS MAY BE HARMED IF WE CANNOT OBTAIN SUFFICIENT QUANTITIES OF RAW MATERIALS


For certain of our vaccine candidates, we depend on outside vendors for the supply of raw materials. For example, we purchase, among other items, alum as an adjuvant for our StreptAvax(TM) vaccine, flu antigen and nasal spray dispensers for our FluINsure(TM) vaccine and allergens for our allergy vaccine program. We will likely require other antigens for most of our preclinical/research programs. If the third party suppliers were to cease production or otherwise fail to supply us with quality raw materials and we were unable to contract on acceptable terms for these services with alternative suppliers, our ability to produce our products and to conduct preclinical testing and clinical trials of product candidates would be adversely affected.


IF WE ARE UNABLE TO ENROLL SUFFICIENT PATIENTS AND CLINICAL INVESTIGATORS TO COMPLETE OUR CLINICAL TRIALS, OUR DEVELOPMENT PROGRAMS COULD BE DELAYED OR TERMINATED


The rate of completion of our clinical trials, and those of our collaborators, is significantly dependent upon the rate of enrollment of patients and clinical investigators. Patient enrollment is a function of many factors, including:

     - efforts of the sponsor and clinical sites involved to facilitate timely enrollment

     -    patient referral practices of physicians

     -    design of the protocol

     -    eligibility criteria for the study in question

     -    perceived risks and benefits of the drug under study

     -    the size of the patient population

     -    availability of competing therapies

     -    availability of clinical trial sites

     -    proximity of and access by patients to clinical sites


We may have difficulty obtaining sufficient patient enrollment or clinician participation to conduct our clinical trials as planned, and we may need to expend substantial additional funds to obtain access to resources or delay or modify our plans significantly. These considerations may lead us to consider the termination of ongoing clinical trials or development of a product for a particular indication.


OUR COLLABORATIONS WITH SCIENTIFIC ADVISORS AND ACADEMIC INSTITUTIONS MAY BE SUBJECT TO RESTRICTION AND CHANGE


We work with scientific advisors and academic collaborators who assist us in our research and development efforts. Almost all of our preclinical and research programs are heavily reliant upon such collaborators. These scientists are not our employees and may have other commitments that limit their availability to us. Our scientific advisors and academic collaborators generally agree not to compete with us. If a conflict of interest arises between their work for us and their work for another entity, we may lose their services. In addition, although our scientific advisors and academic collaborators sign agreements not to disclose our confidential information, it is possible that valuable proprietary knowledge may become publicly known which would compromise our competitive advantage.


WE ARE SUBJECT TO INTENSE COMPETITION FOR SKILLED PERSONNEL AND THE LOSS OF KEY PERSONNEL OR THE INABILITY TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL COULD IMPAIR OUR ABILITY TO CONDUCT OUR OPERATIONS


We are highly dependent on the principal members of our management and scientific staff, the loss of whose services might adversely impact the achievement of our objectives and the continuation of existing collaborations. In addition, recruiting and retaining qualified scientific personnel to perform future research and development work will be critical to our success. There is currently a shortage of employees with expertise in our areas of research and clinical and regulatory affairs, and this shortage is likely to continue. Competition for skilled personnel is intense and turnover rates are high. Our ability to attract and retain qualified personnel may be limited.


OUR OPERATIONS INVOLVE HAZARDOUS MATERIALS WHICH REQUIRE US TO COMPLY WITH REGULATORY REQUIREMENTS AND WHICH COULD SUBJECT US TO DAMAGES RESULTING FROM ACCIDENTAL CONTAMINATION OR INJURY


Our research and development processes involve the controlled use of hazardous and radioactive materials. We are subject to federal, provincial, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and certain waste products. In the event of an accident, we could be held liable for damages resulting from accidental contamination or injury. These damages could exceed our resources and any applicable insurance coverage. In addition, we may be required to incur significant costs to comply with regulatory requirements in the future.


DIFFICULTIES WE MAY ENCOUNTER MANAGING GROWTH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS


We have experienced a period of rapid and substantial growth that has placed and, if such growth continues, will continue to place a strain on our administrative and operational infrastructure. If we are unable to manage this growth effectively, our business, results of operations or financial condition may be materially adversely affected. Our ability to manage our operations and growth effectively requires us to continue to improve our operational, financial and management controls, reporting systems and procedures and hiring programs. We may not be able to successfully implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls. If we are unable to improve our controls and systems to meet the needs of an expanding enterprise, we could experience production delays and problems with our reporting systems, and these problems could harm our business.


ACQUISITIONS OF COMPANIES OR TECHNOLOGIES MAY RESULT IN DISRUPTIONS TO OUR BUSINESS.

As part of our business strategy, we may acquire additional assets or businesses principally related to, or complementary to, our current operations. Any such acquisitions will be accompanied by certain risk including:

     -    exposure to unknown liabilities of acquired companies

     -    higher than anticipated acquisition costs and expenses

     - the difficulty and expense of integrating operations and personnel of acquired companies

     -    disruption of our ongoing business

     -    diversion on management's time and attention

     -    possible dilution to shareholders


We may not be able to successfully overcome these risks an other problems associated with acquisitions and this my adversely affect our business.


THE ACQUISITION OF THE VACCINE BUSINESS OF SHIRE BIOCHEM INC. MAY RESULT IN DISRUPTIONS TO OUR BUSINESS


As described earlier in this annual information form, we have entered into an agreement to purchase the vaccine business currently conducted by Shire BioChem Inc. If this transaction is ultimately completed, we will be exposed to a number of risks including:


     -    the possibility that acquisition costs may be higher than expected;

     - the difficulty and expense of integrating the operations of the acquired business with our own business. In particular, the geographic distances between the location of the business being acquired and the location of many of our management personnel will make integration of the acquired business more difficult;

     - the possibility that the anticipated benefits of the acquisition will not materialize;


     -   diversion of management's time and attention;


     - the need to finance increased costs of operations resulting from the acquisition;


     - the loss of key employees of the acquired business as a result of change in management;


     - the possible dilution to our shareholders in the event that subscription receipts are issued as part of the consideration for the acquisition of the business.


In addition, this acquisition will change the nature of our business. Previously, we were a company primarily focussed on research and development activities. If we acquire the vaccine business of Shire BioChem Inc., we will become a company which is also involved in the manufacture, sales and distribution of vaccine products. Our management will have to adapt to this new line of business.


If we are unable to overcome or manage these risks or other problems associated with this acquisition, our business could be negatively affected.

                       RISKS RELATED TO OWNING OUR SHARES

OUR SHARE PRICE HAS BEEN AND IS LIKELY TO CONTINUE TO BE HIGHLY VOLATILE


The market price of our common shares has been highly volatile and is likely to continue to be volatile. Factors such as announcements of technological innovations, new commercial products, patents, the development of technologies (by us or others), results of clinical studies, regulatory actions, publications, financial results or public concern over the safety of biotechnology products and other factors could have a significant effect on the market price of our common shares.


OUR SHAREHOLDER RIGHTS PLAN CONTAINS PROVISIONS THAT MAY DELAY OR PREVENT A CHANGE OF CONTROL


In the event that any shareholder becomes a beneficial holder of 20% or more of our common shares, other than pursuant to a permitted bid, our shareholder rights plan contains provisions which would allow all shareholders, other than the beneficial holder in question, to acquire additional common shares at significant discounts to the then current market price of the shares. These provisions could have the effect of delaying or preventing a change of control of our company.


                 INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS


None of the directors or senior officers of the Company, no management nominee for election as a director of the Company, none of the persons who have been directors or senior officers of the Company since the commencement of the Company's last completed financial year and no associate or affiliate of any of the foregoing has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter disclosed herein.


                                 DIVIDEND POLICY


For the foreseeable future, the Company intends to retain all earnings, if any, for general and corporate purposes. The payment of dividends in the future will depend on the earnings and financial condition of the Company and on such other factors as the Board of Directors of the Company may consider appropriate.


           OFF-BALANCE SHEET TRANSACTIONS AND CONTRACTUAL COMMITMENTS


We have no relationships with any "special purpose" entities and have no commercial commitments with related parties. The only contractual obligations are in the form of operating leases, capital leases, notes payable and future research and development expenditures.


                   INTERNAL CONTROLS - REPORT FROM MANAGEMENT


The Company maintains a set of disclosure controls and procedures designed to ensure that information required to be disclosed is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission's rules and forms. The Company's principal executive and financial officers have evaluated the Company's controls and procedures as of the end of the period covered by this report.


Subsequent to the Company's evaluation, there were no significant changes in internal controls or other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.


                                 CODE OF ETHICS


The Company adopted a code of ethics for their principal executive officers, principal financial officer, principal accounting officer or controller, and/or persons performing similar functions. The portion of our Code of Business Conduct which applies to our senior officers is filed as Exhibit 1 to this annual report.

                          CRITICAL ACCOUNTING ESTIMATES


The preparation of Company's financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant areas requiring the use of management estimates relate to the determination of the valuation of investments, patent and trademark rights and medical technology, the useful lives of assets for depreciation and amortization, stock-based compensation, the amounts recorded as revenue and deferred licensing revenue and accrued liabilities, and the allocation of the purchase price on an acquisition.


During the year the Company adopted the revised recommendations contained in the Canadian Institute of Chartered Accountants ("CICA") Handbook Section 3870 - Stock Based Compensation. Under the new pronouncements, the Company has chosen to prospectively adopt the fair value method of accounting for all employee and non-employee stock-based compensation granted, modified or settled on or after January 1, 2003. No retroactive restatement is required and adoption of the recommendation has no effect on the prior period consolidated financial statements. Prior to the adoption of the fair value method, the Company had used the settlement method for the recording of stock-based compensation. No compensation expense was recognized for the plan when stock or stock options were issued to employees. The adoption of this accounting policy resulted in the recognition of $1.7 million in compensation expense for the year ended December 31, 2003. The Company has disclosed the pro forma effects to the loss for the year and loss per share as if the fair value method had been used for all awards including those granted prior to January 1, 2003.


                             ADDITIONAL INFORMATION


The Company will provide to any person, upon request to the Secretary of the
Company:


(a) when securities of the Company are in the course of a distribution pursuant to a short form prospectus or a preliminary short form prospectus has been filed in respect of a distribution of securities of the Company,


               (i) one copy of this Annual Information Form together with one copy of any document, or the pertinent pages from any document, incorporated by referenced in this Annual Information Form;


              (ii) one copy of the audited consolidated financial statements of the Company for the years ended December 31, 2003 and 2002 together with the accompanying report of the auditors thereon and one copy of any interim financial statements of the Company subsequent to such financial statements;


             (iii) one copy of the Information Circular of the Company dated as of April 22, 2004; and


              (iv) one copy of any other document that is incorporated by reference into the preliminary short form prospectus or the short form prospectus other than those referred to above; or


(b)      at any other time, one copy of any of the documents referred to in
         (a)(i), (ii) and (iii) above, provided that the Company may require the payment of a reasonable charge if the request is made by a person who is not a security holder in the Company.


Additional information including directors' and officers' remuneration and indebtedness, principal holders of the Company's securities, options to purchase securities and interest of insiders in material transactions, where applicable, is contained in the Information Circular of the Company dated as of April 22, 2004 and additional financial information is provided in the audited consolidated financial statements of the Company for the year ended December 31, 2003.


                  CAUTION REGARDING FORWARD-LOOKING STATEMENTS


This Annual Information Form contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are contained principally in the sections entitled "Business of ID Biomedical," "Management's Discussion of Operating Results" and "Risk Factors". These statements involve known and unknown risks, uncertainties and other factors, including the risks outlined under the section entitled "Risk Factors," which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

     - the Company's ability to successfully complete pre-clinical and clinical development of its products;

     - decisions and the timing of those decisions made by the various health regulatory agencies relative to the Company's technology and products;

     - marketing and/or commercialization of our products and technologies under development;

     -    our estimates for future revenues and profitability;

     - our estimates regarding our capital requirements and our needs for additional financing;

     -    market acceptance of the Company's technology and products;

     - plans for future products, technologies and services and for enhancements of existing products, technologies and services;

     - the Company's ability to obtain and enforce timely patent and other intellectual property protection and to avoid or license third party intellectual property covering its technology and products;

     - our ability to attract customers and establish and maintain corporate alliances relating to the development and commercialization of our technology and products;

     - sources of revenues and anticipated revenues, including licenses of our intellectual property, collaborative agreements and the continued viability and duration of those agreements;

     -    the ability to obtain sufficient financial resources;

     - the possibility that the transaction currently proposed between Shire Pharmaceuticals Group plc and ID Biomedical will take longer than expected to complete;

     - the possibility that some or all of the conditions of closing for such transaction will not be satisfied or waived and that such transaction will, therefore, be terminated before it is completed; and

     - the possibility that the terms of such transaction will be altered prior to completion thereof, including as may be required to satisfy conditions of required regulatory consents.


In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "could," "continue," "estimate," "expect," "intent," "may," "might," "ongoing," "plan," "potential," "predict," "project," "should," "will," "would," or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. We discuss many of these risks in this Annual Information Form in greater detail under the heading "Risk Factors." Also, these forward-looking statements represent our estimates and assumptions only as of the date of this Annual Information Form, and we are no obligation to update any of these forward-looking statements after the date of this Annual Information Form to conform such statements to actual results, unless required by law. You should read this Annual Information Form completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

                           GLOSSARY OF TECHNICAL TERMS

Adjuvant                                A substance or drug added to a vaccine to increase the immune response and the therapeutic or prophylactic benefit of the vaccine.


Amplification                           A technology by which an initial small reaction or signal can be increased in size such that it can be better observed, recorded or quantified.

Antibody                                A type of protein produced by the immune system and released into serum and tissue fluids in response to exposure to a foreign substance (antigen). Antibodies bind tightly to such foreign substances and help eliminate them from the body.

Antigen                                 Any foreign or non-self substance that, when introduced into the body, causes the immune system to create an antibody.

Assay                                   A test for a particular substance.

Bacteria                                A large group of typically single celled microorganisms, some of which are disease causing.

Biological Warfare Agents               Biological pathogens released intentionally or accidentally, or naturally occurring, that result in disease or death. Human exposure to these agents may occur through inhalation, skin (cutaneous) exposure, or ingestion of contaminated food or water.

Biotechnology                           The application of organisms, biological systems or biological processes to manufacturing and service industries including any process in which organisms, tissues, cells, organelles or isolated enzymes are used to convert biological or other raw materials to products of greater value - also includes the design and use of reactors, fermenters and downstream processing, analytical and control equipment associated with biological manufacturing processes.

Clinical trials                         Studies in which human subjects are used to assess the immunogenicity, safety and effectiveness of a new drug or vaccine.

CPT                                     Cycling Probe(TM) Technology - a proprietary technology for detecting target DNA that uses the target to catalyze the conversion of chimeric probes to shorter, detectable fragments.

Cross-specimen Contamination            A universal problem with gene detection methods that rely on DNA amplification. DNA amplification methods such as the polymerase chain reaction make DNA, which has the same sequence as the target DNA. The amplified DNA, which is called the amplicon, is in such great abundance that research and clinical laboratories that routinely amplify a specific target become contaminated with the amplicon. Consequently, specimens that may not contain the target DNA become contaminated with the amplicon which is then amplified during the test resulting in a false positive.

Delivery System                         A modification to the physical form, enclosure, or attachment to a carrier substance of a drug or vaccine that is intended to improve the delivery or function of the drug or vaccine in the body.

DNA                                     Deoxyribonucleic Acid - a complex biological polymer found in the cell nucleus of all living organisms which contains all the genetic information necessary to direct all aspects of cellular function - it also carries and transmits the genetic information in most organisms (an exception being the RNA viruses).

Diagnostic                              An adjective referring to diagnosis; the determination of the nature or cause of a disease or condition.

Enzyme                                  A functional protein that catalyses a chemical reaction.

FDA                                     United States Food and Drug Administration - the government agency which regulates the use and sale of medical products in the United States.

Gene                                    A biological unit of heredity, a specific piece of DNA that codes for a particular enzyme or structural protein or regulatory property of that organism.

GrAS                                    Group A, beta-hemolytic streptococci - bacteria that can cause deep or superficial infections of the skin, but most commonly cause "strep throat."

Immunocompromised                       Denotes a person whose immunologic mechanism is weakened or deficient either because of an immunodeficiency disorder or because of an immunosuppressive agent.

Immune Response                         An adaptive response in which the immune system recognizes a foreign substance or organism and produces antibodies and/or cells that interact specifically with the foreign material and contain, neutralize, or eliminate it.

Immunity                                The condition of being able to resist a particular disease.

IND                                     Abbreviation for "Investigational New Drug Application" - a comprehensive document submitted to the FDA or TPP or other similar authorities in seeking approval to conduct clinical trials in humans.

Infectious Diseases                     Diseases caused by bacteria, viruses, parasites, etc., which can be spread from one organism to another.

In-vitro                                "in glass"; a biologic or biochemical process occurring outside a living organism.

Molecule                                The smallest possible particle of a substance that retains all of the properties of the substance and is composed of one or more atoms.

MRSA                                    Methicillin-resistant Staphylococcus aureus.

Mucosa                                  The layer of tissue lining the hollow internal organs in vertebrates (respiratory, intestinal and urigenital tracts) and separating the internal milieu from the environment.
                                        Mucosal surfaces are usually covered by secretions that lubricate them and help eliminate foreign substances.

Mucosal Immune Response                 An immune response that stops invading organisms at the mucosal surface, before they can reach the internal organs.

Mycobacterium                           Any of the large group of bacteria which are non-motile, aerobic and difficult to stain, examples are MYCOBACTERIUM TUBERCULOSIS which causes tuberculosis in man, MYCOBACTERIUM
                                        LEPRAE which causes leprosy and MYCOBACTERIUM BOVIS which causes tuberculosis in man and cattle.

Nasal                                   Via the nose.

Pathogen                                A specific causative agent (such as a bacterium or virus) of disease.


Pneumococcal                            A nonmotile, gram-positive bacterium (STREPTOCOCCUS PNEUMONIAE) that is the most common cause of bacterial pneumonia, associated with meningitis and other infectious diseases.


Preclinical studies                     Experiments that evaluate the efficacy and safety of new drugs or vaccines in animals prior to, and in parallel with, studies in humans.

Prophylactic                            Vaccines designed to produce an immune response that prevents a disease or condition.

Protein                                 A macromolecule comprising a specific sequence of amino acids which, when folded in its natural shape, has a unique biological activity.

Proteosome                              Microparticles of specific purified bacterial membrane proteins that serve as both a delivery system and adjuvant for vaccines.

RNA                                     Ribonucleic acid - a biological polymer similar to the DNA molecule which may act as a genetic messenger to areas of the cell responsible for manufacturing all proteins, enzymes and structural components of the cell - also the genetic material of some viruses.

Safety Trials                           Clinical trials designed principally to evaluate the incidence of adverse reactions and significant side effects of a drug or a vaccine.

Sensitivity                             Test positives divided by true positives expressed as a percentage.

Shigellosis                             Intestinal disease caused by bacteria of the genus Shigella, and characterized by diarrhea, abdominal discomfort and fever.

SLT                                     Scissile Linkage Technology - proprietary technology which describes the non-naturally occurring covalent bonding of DNA to RNA - these linkages are used in chimeric probes for
                                        CPT.

Specificity                             True negative results as a proportion of the total true negative and false positive results.

Streptococcus Pneumoniae                A type of gram-positive bacteria that causes disease of the sinuses and lungs, and can also invade the blood and central nervous system.

Target-based systems                    Detection systems that rely on amplifying the target DNA.

Therapeutic                             Vaccines designed to produce an immune response that treats, cures or improves an existing disease or condition.

Toxin                                   A product of the metabolic activities of a living organism that causes disease or dysfunction in another organism.

TPP                                     Abbreviation for "Therapeutic Products Programme" - the unity within the Health Protection
                                        Branch of Health Canada responsible for supervising the drug development and approval process in Canada.

Vaccine                                 A preparation of non-living microorganisms, living attenuated organisms, or living fully virulent organisms that are administered to produce or artificially increase immunity to a particular disease.

Virus                                   A type of "germ." Viruses contain a protein coat surrounding a core of genetic material, and may or may not be surrounded by a membrane envelope. They have no metabolic machinery of their own, and must invade living cells to multiply. They are probably the most common agents of infectious disease in humans and animals.

VRE                                     Vancomycin-resistant enterococcus


WHO                                     World Health Organization - an international agency which assists countries to research, co-ordinate and target health care related resources and provides regional and national structures in the prevention and control of diverse health concerns.

EXHIBIT 1

                   CODE OF ETHICS FOR OUR PRINCIPAL EXECUTIVE

                      OFFICERS AND SENIOR FINANCIAL OFFICER

SET FORTH BELOW IS A CODE OF ETHICS THAT COMPLIES WITH THE REQUIREMENTS OF
SECTION 406 OF THE SARBANES-OXLEY ACT OF 2002 AND ANY CANADIAN SECURITIES REGULATIONS.

INTRODUCTION

This Code of Ethics is applicable to the Company's principal executive officers, principal financial officer or any person performing similar functions (which are referred to in this Code of Ethics as "Financial Managers"). References in this Code of Ethics to the Company mean the Company or any of its subsidiaries.

While the Company and its shareholders expect honest and ethical conduct in all aspects of our business from all employees, the Company and its shareholders expect the highest possible standards of honest and ethical conduct from our Financial Managers. You are setting an example for other employees and are expected to foster a culture of transparency, integrity and honesty. Compliance with this Code (and the code of Business Conduct and Ethics) is a condition to your employment and any violations will be dealt with appropriately and, if warranted, severely.

In accordance with the rules of the U.S. Securities and Exchange Commission (the "SEC") and Canadian Securities regulations, any change or waiver of this code will be disclosed in our annual report on Form 40-F.

CONFLICTS OF INTEREST

A conflict of interest occurs when your personal interests interfere, or appear to interfere, in any way, with the interest of the Company. A conflict of interest can arise either when you have an interest that may make it difficult for you to perform your professional obligations fully or when you otherwise take action for your direct or indirect benefit or the direct or indirect benefit of a third party that is not consistent with the interests of the Company. Conflicts of interests also arise when you, or a member of your family, receive improper personal benefits as a result of your position in the Company. Loans to, or guarantees of obligations of, any employees, officers, directors or any of their family members are likely to pose conflicts of interest, as are transactions of any kind between the Company and any other entity in which you or any member of your family have a material interest.

As a Financial Manager, it is imperative that you avoid any investments, interest, association or other relationship that interferes, might interfere, or might be thought to interfere, with your independent exercise of judgment in the Company's best interest and other wise with your professional obligations to the Company.

Any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest must be disclosed as soon as possible to the chairman of the Audit Committee and/or Chairman of the Corporate Governance Committee.

ACCURATE PERIODIC REPORTS

As you are aware, full, fair, accurate, timely and understandable disclosure in the reports and other documents that we file with, or submit to, the SEC and in our other public communications is critical for us to maintain our good reputation, to comply with our obligations under the securities laws and to meet the expectations of our shareholders and other members of the investment community. You are to exercise the highest standard of care in preparing such reports, documents and other public communications, or in ensuring that such reports, documents and other public communications are prepared, in accordance with the guidelines set forth below.

          - Compliance with generally accepted accounting principles is required at all times. However, technical compliance with GAAP may not be sufficient and, to the extent that technical compliance with GAAP would render financial information that the Company reports misleading, additional disclosure will be required.

          - Compliance with the Company's system of internal accounting controls is required at all times, and no action designed to circumvent such controls and procedures will be tolerated.

          - Compliance with the Company's disclosure controls and procedures is required at all times, and no action designed to circumvent such controls and procedures will be tolerated.

FINANCIAL RECORDS

Financial Mangers are responsible for establishing and managing our financial reporting systems to ensure that:

          -    All financial transactions are properly authorized.

          - All records fairly and accurately reflect the transactions or occurrences to which they relate.

          - All records fairly and accurately reflect in reasonable detail the Company's assets, liabilities, revenues and expenses.

          - The Company's accounting records do not contain any false or intentionally misleading entries.

          - No transactions are intentionally misclassified as to accounts, departments or accounting periods.

          - All transactions are supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

          - No information is concealed from the internal auditors, the independent auditors, the Audit Committee or the full board of directors.

COMPLIANCE WITH LAWS

Financial Mangers are expected to comply with both the letter and spirit of all applicable laws and government rules and regulations. You will be responsible for establishing and maintaining procedures to:

          - Educate members of the finance department about applicable laws and governmental rules and regulations.

          - Monitor compliance of the finance department with applicable laws and governmental rules and regulations.

          - Identify any possible violations of applicable laws and governmental rules and regulations and report to the Audit Committee and correct in a timely and effective manner any violations of applicable laws or governmental rules and regulations.

ETHICAL CONDUCT

Financial Managers will promote the highest standards of ethical and honest conduct in the finance department. You will be responsible for establishing and maintaining procedures that:

          -    Encourage and reward professional integrity.

          - Eliminate any pressure or incentive to achieve specific financial results by altering any records or the entries, or willfully misapplying accounting polices or GAAP, or by entering into transactions that are designed to circumvent accounting controls or otherwise disguise the true nature of the transaction.

          - Encourage members of the finance department to report deviations from accounting policies and practices.

COMPLIANCE WITH THIS CODE

If you fail to comply with this Code of Ethics or applicable laws, rules or regulations (including without limitation all rules and regulations of the SEC) you will be subject to disciplinary measures, up to and including discharge from the Company.

You are expected to report violations of this Code of Ethics promptly to the Chairman of the Audit Committee and/or the Chairman of the Corporate Governance Committee.